An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Preliminary Offering Circular, dated December 29, 2025

Best Efforts Offering of up to 4,854,000 Investor Units, each Investor Unit Consisting of One Share of Series A Convertible Preferred Stock, which is Convertible into Two Shares of Common Stock, and Two Warrants, each to Purchase One Share of Common Stock

Up to 9,708,000 Shares of Common Stock Issuable Upon Conversion of the Series A Preferred Stock and up to 9,708,000 Shares of Common Stock Issuable Upon Exercise of the Warrants, in each case, that are part of the Investor Units

Agent Unit Warrants to Purchase up to 145,620 Agent Units, each Agent Unit Consisting of One Share of Series A Convertible Preferred Stock, which is Convertible into Two Shares of Common Stock, and Two Warrants, each to Purchase One Share of Common Stock

Up to 145,620 Shares of Series A Convertible Preferred Stock Issuable Upon Exercise of the Agent Unit Warrants and up to 291,240 Shares of Common Stock Issuable Upon Conversion of such Shares of Series A Preferred Stock

Up to 291,240 Warrants Issuable Upon Exercise of the Agent Unit Warrants and up to 291,240 Shares of Common Stock Issuable Upon Exercise of such Warrants

Daré Bioscience, Inc. (the “Company,” “Daré,” “we,” “our” or “us”) is offering up to 4,854,000 units (each, an “Investor Unit” and collectively the “Investor Units”), each consisting of one share of our Series A Convertible Preferred Stock (“Series A Preferred Stock”), and two warrants, each to purchase one share of our common stock (“Investor Warrants”). Each Investor Unit will be sold at an offering price of $5.00, for a maximum offering amount of $24,270,000 worth of Investor Units.

At any time after issuance, each share of our Series A Preferred Stock is convertible into two shares of our common stock at the option of the holder thereof, subject to customary adjustments in the event of stock dividends, stock splits, reorganizations or similar events. At any time after issuance, we will have the right to force the conversion of our then outstanding Series A Preferred Stock upon the occurrence of any of the following events: (i) a change in control of the Company, (b) if the price of our common stock closes at or above $4.50 per share, subject to customary adjustments in the event of stock dividends, stock splits, reorganizations or similar events, for any 10 trading days out of any 30 consecutive trading day period, and (c) if we consummate a firm commitment public offering of common stock for gross proceeds of at least $15.0 million at an offering price per share equal to or greater than $4.50, subject to customary adjustments in the event of stock dividends, stock splits, reorganizations or similar events. Our Series A Preferred Stock and our common stock differ in other characteristics including voting rights. See “Description of Securities Being Offered” beginning on page 24 for additional information.

The Investor Warrants are exercisable at any time after issuance through the 36-month anniversary of their date of issuance at an exercise price of $4.00 per share of common stock, subject to customary adjustments in the event of stock dividends, stock splits, reorganizations or similar events.

This offering circular also relates to the 9,708,000 shares of our common stock issuable upon conversion of the Series A Preferred Stock that are part of the Investor Units and the 9,708,000 shares of common stock issuable upon exercise of the Investor Warrants.

The shares of our Series A Preferred Stock and the Investor Warrants that are part of the Investor Units are immediately separable and will be issued separately, but must be purchased together as an Investor Unit in this offering. The Investor Units have no stand-alone rights and will not be certificated or issued as stand-alone securities.

The minimum investment amount per investor is $250 or a minimum of 50 Investor Units, subject to our right to accept a lesser amount.

Our common stock is listed on The Nasdaq Capital Market under the symbol “DARE.” On December 26, 2025, the closing price of our common stock was $2.15 per share. There is no existing trading market for the Investor Units, Series A Preferred Stock or the Investor Warrants, and we do not expect one to develop. None of the Investor Units, Series A Preferred Stock or the Investor Warrants are currently listed on any exchange or quoted in any automated dealer quotation system or other over-the-counter market, and we do not intend to seek a listing or quotation for any of them. The offering price of the Investor Units is not related to, nor may it reflect, the market price of our common stock after this offering.

This offering is being conducted on a “best efforts” basis. This offering will terminate at the earliest of (i) the date on which the maximum offering amount of Investor Units has been sold, (ii) the date that is one year after the date on which the offering statement of which this offering circular forms a part is qualified by the U.S. Securities and Exchange Commission (the “SEC”) and (iii) the date on which we determine to terminate this offering, which we may do in our sole discretion at any time and for any reason or no reason. Notwithstanding the termination of this offering, the offering statement on Form 1-A of which this offering circular forms a part will remain qualified in accordance with Rule 251(d)(3)(i)(F) of Regulation A until the date on which all of the warrants to purchase shares of our common stock issued in this offering and underlying the Agent Unit Warrants have been exercised.

We intend to complete multiple closings in this offering on a rolling basis. Until a closing occurs, funds delivered by potential investors will be kept in an escrow account maintained at Wilmington Trust, N.A., the escrow agent for this offering. If a potential investor’s subscription is accepted, the funds they delivered into escrow will be delivered to us and the shares of Series A Preferred Stock and Investor Warrants they subscribed to purchase will be issued to them at a subsequent closing. If a subscription is not accepted, or if no closing occurs or if funds remain in the escrow account upon termination of this offering without any corresponding closing, the funds deposited in the escrow account will be promptly returned to the applicable investors, without deduction or interest. See “Plan of Distribution” on page 28.

We have engaged Digital Offering, LLC (“Digital Offering” or the “lead selling agent”), a broker-dealer registered with the SEC and a member of the Financial Industry Regulatory Authority (“FINRA”) and of the Securities Investor Protection Corporation (“SIPC”), as the lead selling agent for this offering. The lead selling agent is selling our Investor Units in this offering on a best efforts basis and is not required to sell any specific number or dollar amount of Investor Units. The lead selling agent is not purchasing the Investor Units. In addition, the lead selling agent may engage one or more sub-agents or selected dealers to assist in its marketing efforts (the lead selling agent, together with dealers collectively, the “selling agents”).

This offering circular also relates to (i) 145,620 warrants (the “Agent Unit Warrants”) to purchase up to 145,620 units (the “Agent Units”) issuable to the selling agents, each Agent Unit consisting of one share of our Series A Preferred Stock and two warrants, each to purchase one share of our common stock, (ii) up to 145,620 shares of our Series A Preferred Stock issuable upon exercise of the Agent Unit Warrants and up to 291,240 shares of our common stock issuable upon conversion of such shares of Series A Preferred Stock, and (iii) up to 291,240 warrants (the “Agent Common Warrants”) issuable upon exercise of the Agent Unit Warrants and up to 291,240 shares of common stock issuable upon exercise of the Agent Common Warrants.

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Investing in our securities involves a high degree of risk. See the “Risk Factors” section beginning on page 16 of this offering circular.

	Price to Public	Selling Agent Commissions(2)	Proceeds to Daré(3)
Offering Price Per Investor Unit(1)	$5.00	$0.36	$4.64
Maximum Amount of Investor Units Offered	$24,270,000	$1,759,575	$22,510,425
4,854,000 Shares of Series A Preferred Stock Contained in the Investor Units	—	—	—
9,708,000 Shares of Common Stock Issuable upon Conversion of Series A Preferred Stock Contained in the Investor Units(4)	—	—	—
9,708,000 Investor Warrants Contained in the Investor Units	—	—	—
9,708,000 Shares of Common Stock Issuable upon Exercise of Investor Warrants(4)	—	—	$38,832,000
145,620 Agent Unit Warrants(5)	—	—	$910,125
145,620 Shares of Series A Preferred Stock Contained in the Agent Unit Warrants	—	—	—
291,240 Shares of Common Stock Issuable upon Conversion of Series A Preferred Stock Contained in the Agent Unit Warrants	—	—	—
291,240 Agent Warrants Contained in the Agent Unit Warrants	—	—	—
291,240 Shares of Common Stock Issuable upon Exercise of Agent Warrants	—	—	$1,164,960
Total	$24,270,000	$1,759,575	$63,417,510

(1)	Represents the offering price for one Investor Unit.

(2)	We will pay to Digital Offering a placement fee equal to 7.25% of the offering price per Investor Unit. We will also issue Agent Unit Warrants to Digital Offering to purchase that number of Agent Units equal to 3% of the total number of Investor Units sold in this offering. The Agent Unit Warrants and the securities comprising and underlying the Agent Units Warrants will not be transferable for a period of six months after the date of commencement of sales in this offering (in compliance with FINRA Rule 5110(e)(1)), and the Agent Unit Warrants will expire on the five year anniversary of the date of commencement of sales in this offering. The exercise price per Agent Unit Warrant will be $6.25, which equals 125% of the offering price of the Investor Units. The Agent Units issuable upon exercise of the Agent Unit Warrants will consist of one share of our Series A Preferred Stock and two warrants, each to purchase one share of our common stock at an exercise price of $4.00 per share, subject to customary adjustments in the event of stock dividends, stock splits, reorganizations or similar events. In addition, we paid Digital Offering a $25,000 consulting fee and will reimburse Digital Offering for up to $85,000 of its reasonable, out-of-pocket, and documented fees and expenses incurred in connection with this offering, $25,000 of which has been paid to date. See “Plan of Distribution” for more information regarding the compensation payable to Digital Offering in connection with this offering.

(3)	Before deducting $296,569 of estimated offering expenses payable by Daré. See “Plan of Distribution.”

(4)	No additional consideration or placement fees will be paid in connection with the issuance of shares of common stock upon conversion of the Series A Preferred Stock or upon exercise of the Investor Warrants.

(5)	The value of the Agent Unit Warrants is based on the number of Agent Unit Warrants multiplied by the $6.25 exercise price per Agent Unit Warrant. The actual value of the Agent Unit Warrants utilizing an options pricing model may be different from the value indicated in the table.

The SEC does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the SEC; however, the SEC has not made an independent determination that the securities offered are exempt from registration.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This offering circular follows the disclosure format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

Sales of these securities will commence on approximately [●], 2025.

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ABOUT THIS OFFERING CIRCULAR

You should carefully read this offering circular, any offering circular supplement that we subsequently authorize for use in connection with the offering of the securities described herein, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find More Information” before making an investment decision. You should rely only on the information we have provided or incorporated by reference in this offering circular, or in any offering circular supplement that we subsequently authorize for use in connection with the offering of the securities described herein. Neither we, nor the selling agents, have authorized anyone to provide you with information different from that contained or incorporated by reference in this offering circular. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this offering circular, or any related offering circular supplement, is accurate only as of the date set forth on the cover page of any such document or any earlier date as of which such information is given, as applicable, and that any information we have incorporated herein by reference is accurate only as of the date set forth on the cover page of any such document containing such information or any earlier date as of which such information is given, as applicable, regardless of the time of delivery of this offering circular, or such offering circular supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we, nor the selling agents, are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this offering circular in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this offering circular must inform themselves about, and observe any restrictions relating to, the offering of the securities hereunder and the distribution of this offering circular outside the United States.

The representations, warranties and covenants made by us in any agreement that is identified as an exhibit in Part III of this offering circular or to any document incorporated by reference in this offering circular were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

To the extent there are inconsistencies between the information in this offering circular, any related offering circular supplement, and any documents incorporated by reference herein or therein, the document with the most recent date will control.

Unless the context otherwise requires, “Daré,” the “Company,” “we,” “us,” “our” and similar terms refer to Daré Bioscience, Inc. and its subsidiaries.

This offering circular contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Market, Industry, and Other Data

Unless otherwise indicated, information contained in this offering circular or in any document incorporated by reference in this offering circular concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, including peer reviewed journals, formal presentations at medical society meetings and third-parties commissioned by us or our licensors to provide market research and analysis, and is subject to a number of assumptions and limitations. Although we are responsible for all of the disclosure contained in this offering circular, and in any document incorporated by reference in this offering circular, and we believe the information from industry publications and other third-party sources included herein and therein is reliable, such information is inherently imprecise. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section captioned “Risk Factors.”

Numerical figures included in this offering circular have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

Trademarks and Trade Names

We own or have rights to various trademarks, service marks, and trade names that we use in connection with the operation of our business. This offering circular may also contain trademarks, service marks, and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names, or products in this offering circular is not intended to, and does not imply, a relationship with or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks, and trade names referred to in this offering circular may appear without the ®, TM, or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks, and trade names.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This offering circular and the documents incorporated by reference herein contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained herein and therein, including statements regarding our strategy, future operations, future financial position, projected revenue, funding and expenses, prospects, plans and objectives of management, are forward-looking statements. Forward-looking statements, in some cases, can be identified by terms such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “design,” “intend,” “expect,” “could,” “can,” “plan,” “potential,” “predict,” “seek,” “pursue,” “should,” “would,” “accelerate,” “project,” “target,” “aim,” or the negative version of these words and similar expressions.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including those factors described in the section titled “Risk Factors” in this offering circular and elsewhere herein. Given these uncertainties, you should not place undue reliance on any forward-looking statement. The following factors are among those that may cause such differences:

●	Inability to raise additional capital, under favorable terms or at all, or generate sufficient revenue from our Section 503B compounding and consumer health products business strategies to fund our operating needs and continue as a going concern;

●	Dependence on grants and other financial awards from governmental entities and a private foundation to advance the development of several of our product candidates;

●	Inexperience, as a company, in and lack of infrastructure for, and delays or difficulties in, commercializing products;

●	Reliance on third parties to execute our operating plan and business strategy, including to commercialize or assist us in commercializing products and conduct or assist us in conducting clinical and nonclinical studies of our product candidates, and delays or difficulties in establishing and maintaining agreements with third parties on a timely basis or on acceptable terms, or at all, and obtaining expected performance from third parties;

●	The number and scope of product development programs we pursue;

●	Difficulties or delays in commencement or completion, or the termination or suspension, of our current or planned clinical or preclinical studies;

●	Clinical trial outcomes and results of preclinical development;

●	Failure to complete development of our product candidates or submit and obtain United States Food and Drug Administration, or FDA, or foreign regulatory authority approval for our product candidates on projected timelines or budgets, or at all;

●	Challenges and delays in obtaining timely supplies of our product candidates, including their components as well as the finished product, in the quantities needed in accordance with current good manufacturing practices, our specifications and other applicable requirements;

●	The removal of sildenafil citrate or any other bulk drug substance needed to compound the compounded drugs that we seek to make available under Section 503B of the Federal Food, Drug, and Cosmetic Act, or FDCA, from the FDA’s list of bulk drug substances that can be compounded under Section 503B;

●	The degree of market demand and acceptance achieved by any product we or one of our licensees or collaborators brings to market;

●	A change in the laws or regulations related to compounded drugs under Section 503B of the FDCA or consumer health products;

●	Termination by the collaborator of our out-license agreement for commercialization of XACIATO® (clindamycin phosphate) vaginal gel 2%, or XACIATO;

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●	The timing and amount of upside-sharing milestone payments from XOMA under our traditional and synthetic royalty purchase agreements, if any;

●	The terms and conditions of any future strategic collaborations relating to our product candidates;

●	Coverage and reimbursement levels for XACIATO and any future product by government health care programs, private health insurance companies and other third-party payors;

●	Our loss of, or inability to attract, key personnel;

●	A change in the FDA’s prior determination that the Center for Devices and Radiological Health would lead the review of a premarket approval application for potential marketing approval of Ovaprene®;

●	A change in regulatory requirements for our product candidates, including the development pathway pursuant to Section 505(b)(2) of the FDCA, or the FDA’s 505(b)(2) pathway;

●	Unfavorable differences between preliminary, interim or topline clinical study data reported by us and final study results;

●	Communication from the FDA or another regulatory authority, including a complete response letter, that such agency does not accept or agree with our assumptions, estimates, calculations, conclusions or analyses of clinical or nonclinical study data regarding a product candidate, or that such agency interprets or weighs the importance of study data differently than we have in a manner that negatively impacts the candidate’s prospects for regulatory approval in a timely manner, or at all;

●	Failure to select product candidates that capitalize on the most scientifically, clinically or commercially promising or profitable indications or therapeutic areas within women’s health including due to our limited financial resources;

●	Loss or impairment of our in-licensed rights to develop and commercialize our products and product candidates;

●	The timing and amount of our payment and other obligations under our in-license and acquisition agreements for our products and product candidates;

●	Developments by our competitors that make any product or potential product we develop less competitive or obsolete;

●	Unfavorable or unanticipated macroeconomic factors, geopolitical events or conflicts, public health emergencies, or natural disasters;

●	Weak interest in women’s health relative to other healthcare sectors from the investment community or from pharmaceutical companies and other potential development and commercialization collaborators;

●	Cyber-attacks, security breaches or similar events compromising our technology systems and data, our financial resources and other assets, or the technology systems and data of third parties on which we rely;

●	Difficulty in introducing branded products in a market made up of generic products;

●	Inability to adequately protect or enforce our, or our licensor’s, intellectual property rights;

●	Lack of patent protection for the active ingredients in XACIATO and certain of the products and potential products we develop that expose them to competition from other formulations using the same active ingredients;

●	Higher risk of failure associated with product candidates in preclinical stages of development that may lead investors to assign them little to no value and make these assets difficult to fund;

●	Disputes or other developments concerning our intellectual property rights;

●	Actual and anticipated fluctuations in our quarterly or annual operating results or results that differ from investors’ expectations for such results;

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●	Failure to maintain the listing of our common stock on the Nasdaq Capital Market or another nationally recognized exchange;

●	Price and volume fluctuations in the stock market, and in our stock in particular, which could cause investors to experience losses and subject us to securities class-action litigation;

●	Development of safety, efficacy or quality concerns related to our products or product candidates (or third-party products or product candidates that share similar characteristics or drug substances), whether or not scientifically justified, leading to delays in or discontinuation of product development, product recalls or withdrawals, diminished sales, and/or other significant negative consequences;

●	Product liability claims or governmental investigations;

●	Changes in government laws and regulations in the United States and other jurisdictions, including laws and regulations governing the research, development, approval, clearance, manufacturing, supply, distribution, pricing and/or marketing of our products, product candidates and related intellectual property, health care information and data privacy and security laws, transparency laws and fraud and abuse laws, and the enforcement thereof affecting our business; and

●	Increased costs as a result of operating as a public company, and substantial time devoted by our management to compliance initiatives and corporate governance practices.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date made, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

All forward-looking statements in this offering circular are current only as of the date of this offering circular. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events, except as required by law.

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OFFERING CIRCULAR SUMMARY

This summary provides an overview of information appearing elsewhere in this offering circular and highlights the key aspects of this offering. This summary does not contain all the information you should consider prior to investing in our securities. You should read this entire offering circular and in the documents incorporated by reference herein, including the factors described under the section titled “Risk Factors” of this offering circular, before making an investment decision. Unless otherwise stated, references in this offering circular to particular years, quarters, months or periods refer to our fiscal years ending December 31 and the associated quarters, months and periods of those fiscal years. Unless the context otherwise requires, references to “Daré” the “Company,” “we,” “us,” and “our” in this offering circular refer to collectively to Daré Bioscience, Inc. and its wholly-owned subsidiaries.

Business Overview

We are a purpose-driven health biotech company solely focused on closing the gap in women’s health between promising science and real-world solutions. Every innovation we advance is based in advanced science and backed by rigorous, peer-reviewed research. From contraception to menopause, pelvic pain to fertility, vaginal health to infectious disease, we’re closing critical gaps in care using science that serves her needs.

For decades, women have been told to “wait it out” or “live with it,” while innovations that could improve their quality of life languish in the regulatory or funding pipeline.

With growing awareness around menopause, sexual health, and vaginal health, the conversation is shifting. However, access to real, evidence-based solutions continues to lag. Daré was founded to change that. As a female-led health biotech company, we are accelerating the development of credible, science-based solutions that meet the high standards of clinical rigor – randomized, controlled trials; validated endpoints; peer-reviewed publications; and current Good Manufacturing Practice (cGMP) requirements.

We regularly hear from healthcare providers, researchers, and women themselves about the urgent need for expanded access to evidenced-based and convenient options. Our goal is to fulfill that need by bringing innovative products to market as soon as practicable, whether as FDA-approved therapies or through alternative regulatory pathways that enable earlier availability, such as Section 503B compounding. Through a pipeline of investigational products and near-commercial, alternative pathway products, we aim to close persistent gaps in care and deliver clinically meaningful advances that redefine standards in women’s health.

In March 2025, we announced an expansion of our business model to include a dual-path approach to bringing new products to market. For select proprietary formulations, we are pursuing both traditional FDA approval and earlier market access via outsourcing facilities registered under Section 503B of the Federal Food, Drug, and Cosmetic Act (FDCA), which may compound and distribute certain drugs without patient-specific prescriptions. We believe this strategy allows us to respond to clinician and patient demand for timely access while continuing to generate the data necessary to seek FDA approval and support long-term value creation. In addition to prescription-based offerings — both FDA-approved products and compounded drugs— we intend to bring to market select consumer health products that do not require a physician’s prescription, where appropriate based on product profile and market opportunity.

On December 10, 2025, we announced that DARE to PLAY™ Sildenafil Cream, which we also refer to as DARE to PLAY, can be prescribed for pre-order by licensed healthcare providers for prescription fulfillment in certain states within the U.S. and that we expect it will be available in other states in the U.S. throughout December and early 2026. DARE to PLAY is a first-of-its-kind, topically applied formulation of sildenafil designed to improve female sexual arousal. The product will be made available in the United States through a Section 503B-registered outsourcing facility – a pathway that enables us to deliver clinically credible solutions directly to women through licensed prescribers and telehealth platforms. DARE to PLAY will address an area of women’s health that has been historically underserved and stigmatized, and be a first-of-its-kind product in that, to our knowledge, there are no other topical cream sildenafil products manufactured in accordance with cGMP requirements and supported by clinical data demonstrating increased genital blood flow within 10-15 minutes of application and improvements in arousal sensations using clinically validated and FDA-reviewed endpoints. We believe the product’s positioning – science-backed, evidence-driven, and female-focused – sets a new benchmark for credibility in the female sexual wellness category.

Following DARE to PLAY, we plan to expand our commercial portfolio with the introduction of our DARE to RESTORE™ product line, vaginal probiotic products designed to support vaginal microbiome balance. These offerings, which will not require a physician’s prescription, align with our broader vision to integrate clinically credible, evidence-based products into women’s health routines, including select consumer health products.

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Our near-term commercial initiatives are designed not only to drive revenue but also to create a self-reinforcing ecosystem for growth. The commercial experience, brand awareness, and provider engagement generated through these products can position us to efficiently introduce additional pipeline candidates, including potential future FDA-approved products. By pursuing a balanced strategy that integrates short-term commercial execution with long-term R&D investment, we aim to reduce reliance on dilutive capital and build a financially sustainable model for innovation in women’s health.

We are pursuing a capital-efficient path to commercialization that leverages targeted direct-to-consumer and healthcare professional marketing initiatives to build awareness of our women’s health portfolio, including digital campaigns, webinars, social media education, and advocacy programs. We do not have sales, marketing or distribution infrastructure, and currently, we do not intend to build our own sales force or marketing and distribution infrastructure. However, reflecting the shift in our business model, we have been and will be allocating resources to support commercial execution activities, including third-party manufacturing, market preparation, and strategic partnerships.

Our diverse portfolio of proprietary programs, assembled through acquisitions, exclusive in-licenses, and collaborations, targets product categories we believe represent meaningful opportunities to improve women’s health and quality of life. These include contraception, sexual health, pelvic pain, fertility, infectious disease, vaginal health, and menopause.

Our business is subject to a number of risks common to biopharmaceutical companies and the process of developing, obtaining regulatory approvals for, and commercializing prescription drug and drug/device products in the United States and in foreign jurisdictions, is inherently uncertain, and requires the expenditure of substantial financial resources without any guarantee of success. See our discussion of many of these risks under the sections entitled “Risk Factors” in the reports incorporated by reference into this offering circular.

Section 503B Compounding

As discussed above, we are working to bring to market select proprietary formulations via Section 503B-registered outsourcing facilities. In assessing which of our proprietary formulations are candidates for Section 503B compounding, in addition to the drug substance(s) being on the FDA’s interim Category 1 list of bulk drug substances, we take into account whether we believe the formulation is ready for cGMP manufacturing at scale to meet potential demand and that the data from nonclinical and clinical studies of the formulation to date will be compelling to healthcare providers. We do not believe bringing those proprietary formulations to market via Section 503B compounding will negatively impact the regulatory process or commercial opportunity for an FDA-approved product utilizing the same proprietary formulation.

To execute our Section 503B compounding strategy, among other things, we have entered into and will need to maintain arrangements with one or more 503B-registered outsourcing facilities and other third parties with marketing, sales or distribution capabilities in the Section 503B market, and we intend to expand our collaborations, including by establishing relationships with telehealth platforms. We intend to focus our resources on provider-to-provider education about disease state and our proprietary formulations, leveraging online resources, including web-based ordering platforms and collaborations with telehealth platforms and other third parties. We do not plan to establish marketing, sales or distribution capabilities in order to bring our proprietary formulations to market under Section 503B.

When we use the term “Section 503B compounding” or “Section 503B,” we refer to the production and supply of compounded drugs by Section 503B-registered outsourcing facilities without patient-specific prescriptions in accordance with Section 503B of the FDCA.

DARE to PLAY™ Sildenafil Cream

Our proprietary topical cream formulation of sildenafil will be our first product to market under Section 503B. The compounded drug will be branded as DARE to PLAY Sildenafil Cream. On December 10, 2025, we announced that DARE to PLAY can be prescribed for pre-order by licensed healthcare providers for prescription fulfillment in certain states within the U.S. and that we expect it will be available in other states in the U.S. throughout December and early 2026. We expect to begin recording revenue from sales thereof in the fourth quarter of 2025, however, we do not expect the amount of such revenue, if any, to be material during 2025. Because we are in the early stages of executing against our Section 503B compounding strategy and, as an organization, we have no experience in or infrastructure for commercializing products, the amount of potential revenue we may generate during 2026 remains uncertain. We anticipate needing to invest no more than $1.0 million to launch DARE to PLAY Sildenafil Cream in 2025, which has been and will be utilized to support a 503B-registered outsourcing facility with technology-transfer activities specific to DARE to PLAY Sildenafil Cream, activate an awareness campaign, and facilitate access to DARE to PLAY Sildenafil Cream as an option for providers and women.

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DARE to RECLAIM™ estradiol progesterone intravaginal ring

We are also taking action to bring our estradiol progesterone intravaginal ring to market under Section 503B. The compounded product will be branded as DARE to RECLAIM estradiol progesterone intravaginal ring. We are targeting to have DARE to RECLAIM estradiol progesterone intravaginal ring available, and to begin recording revenue from sales thereof, in early 2027. Because we are in the early stages of executing against our Section 503B compounding strategy and, as an organization, we have no experience in or infrastructure for commercializing products, the amount of potential revenue we may generate during 2027 remains uncertain. There are no FDA-approved products that provide estradiol and progesterone together in a non-oral monthly form.

Consumer Health Products - DARE to RESTORE™

We are also working to bring to market a line of consumer health products branded as the DARE to RESTORE family of products, designed to support vaginal microbiome balance. We have sourced vaginal probiotics from Europe that we are targeting to make available in the U.S. in the first quarter of 2026.

When we use the term “consumer health products,” we refer to consumer health products that can be obtained without a physician’s prescription, unless the context otherwise requires.

Similar to our plans with respect to our Section 503B business strategy, we do not plan to establish marketing, sales or distribution capabilities in order to commercialize consumer health products, but rather we plan to pursue a capital-efficient path to market that leverages targeted direct-to-consumer and healthcare professional marketing initiatives to build awareness, including digital campaigns, webinars, social media education, and advocacy programs, as well as identify and enter into strategic agreements and collaborations with third parties with marketing, sales or distribution capabilities in the consumer health products market.

Product Candidates

Our product candidates are in various stages of development, from pre-clinical through a pivotal Phase 3 clinical study, and will require review and approval from the FDA, or a comparable foreign regulatory authority, prior to being marketed and sold. The most clinically advanced product candidates we are developing are: Ovaprene®, an investigational, hormone-free, monthly intravaginal contraceptive currently being evaluated in a pivotal Phase 3 clinical study; Sildenafil Cream, 3.6%, or Sildenafil Cream, an investigational cream formulation of sildenafil, the active ingredient in Viagra®, for topical administration for the treatment of female sexual arousal disorder, or FSAD; DARE-HRT1, an intravaginal ring designed to deliver combination menopausal hormone therapy, bio-identical 17β-estradiol and progesterone together, continuously over a 28-day period for the treatment of moderate to severe vasomotor symptoms, also known as hot flashes; DARE-VVA1, an investigational formulation of tamoxifen in a soft gelatin capsule for intravaginal administration as a hormone-free alternative to estrogen-based therapies for the treatment of moderate-to-severe dyspareunia, or pain during sexual intercourse; and DARE-HPV, an investigational, proprietary fixed-dose formulation of lopinavir and ritonavir in a soft gel vaginal insert for the treatment of genital human papillomavirus (HPV) infection in women as well as treatment of cervical intraepithelial neoplasia (also known as cervical dysplasia), and other HPV-related pathologies. See ITEM 1. BUSINESS in Part I of our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 31, 2025 and “—Recent Events—Product Candidate Updates,” below, for additional information regarding our product candidates.

XACIATO®

The first FDA-approved product to emerge from our portfolio is XACIATO® (clindamycin phosphate) vaginal gel 2%, or XACIATO (pronounced zah-she-AH-toe). We achieved FDA approval of XACIATO three years after acquiring rights to the program. XACIATO was approved by the FDA in December 2021 as a single-dose prescription medication for the treatment of bacterial vaginosis in females 12 years of age and older. In 2022, we licensed exclusive worldwide rights to develop, manufacture and commercialize XACIATO to an affiliate of Organon & Co., Organon International GmbH, or Organon. In January 2024, Organon announced that XACIATO was available nationwide in the U.S. In April 2024, we sold our rights to all royalty and potential milestone payments based on net sales of XACIATO under our agreement with Organon, net of our obligations to certain third parties, to XOMA (US) LLC, or XOMA, until XOMA receives a specified return on its investment, after which we will share equally in the royalty and milestone payments earned on net sales of XACIATO from Organon. See Note 3 “Strategic Agreements” and Note 8 “Royalty Purchase Agreements” to the condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025 filed with the SEC on November 13, 2025 (“Q3 10-Q”), for information regarding our exclusive license agreement with Organon and our royalty purchase agreements with XOMA, respectively.

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Recent Events

Ovaprene License Agreement

On November 26, 2025, Bayer HealthCare LLC (“Bayer”) notified us that it was terminating the license agreement we entered into with Bayer dated January 10, 2020 related to the further development and commercialization of Ovaprene in the U.S. Bayer’s election to terminate the license agreement was due to its strategic prioritization, and we do not expect the termination to have a material impact on the ongoing pivotal Phase 3 clinical study of Ovaprene. See “—Product Candidate Updates—Ovaprene®,” below. In accordance with the terms of the license agreement, the termination will be effective 90 days from the date we received the notice, or February 24, 2026.

In connection with entering into the license agreement, we received a $1.0 million upfront non-refundable license fee payment from Bayer, which will be recorded as license revenue upon termination of the license agreement. As a result of the termination of the license agreement, we will not be receiving any future license fees or milestone or other payments from Bayer, and all licenses and rights we granted to Bayer will immediately terminate upon termination of the license agreement.

Product Candidate Updates

Ovaprene®

Enrollment is ongoing in our pivotal Phase 3 multi-center, single arm, non-comparative clinical study of Ovaprene to evaluate its effectiveness as a contraceptive along with its safety and acceptability (ClinicalTrials.gov ID: NCT06127199). We intend to maintain active recruitment at five study sites, supported by grant funding we received in November 2024, We currently anticipate enrollment will be completed in 2026, and plan to provide further updates regarding anticipated enrollment and study completion targets next year.

In July 2025, the study’s data safety monitoring board (DSMB), an independent group of experts which evaluates the safety and integrity of the study, conducted a planned interim analysis and recommended the study continue without modification. No new safety or tolerability concerns were identified. At the time of the interim analysis, approximately 9% of the women treated in the study had experienced a pregnancy. Approximately 17% of participants discontinued the study due to vaginal odor, the most commonly reported product-related adverse event. No serious safety concerns were identified, and overall tolerability was favorable. As of the interim analysis, approximately 115 participants were ongoing or had completed the study. The target enrollment is approximately 250 participants completing approximately 12 months of use. The primary objective of the study is to assess the typical use pregnancy rate over 13 menstrual cycles, or the estimated Pearl Index for Ovaprene. Secondary objectives are to assess Ovaprene’s 13-cycle use cumulative pregnancy rate, safety, acceptability, product fit/ease of use, and assessments of vaginal health.

The Phase 3 study is being conducted, in part, under our Cooperative Research and Development Agreement, or CRADA, with the U.S. Department of Health and Human Services (HHS), as represented by the Eunice Kennedy Shriver National Institute of Child Health and Human Development’s (NICHD), part of the U.S. National Institutes of Health (NIH), and within the Contraceptive Clinical Trials Network (CCTN). In the first quarter of 2025, due to uncertainty regarding the future NICHD budget for the CRADA following U.S. federal policy changes and executive orders, we and NICHD agreed to pause recruitment of new participants at all 15 of the CCTN study sites then following enrolled participants to help ensure the CCTN sites would remain active for continued follow-up with those participants. We will not resume recruitment of participants at the CCTN sites. CCTN sites with ongoing subjects are expected to remain open to complete follow-up visits with those participants.

Sildenafil Cream, 3.6%

We seek to advance Sildenafil Cream into the first of two anticipated Phase 3 clinical studies to support a new drug application to the FDA for the indication of treatment of female sexual arousal disorder (FSAD) in premenopausal women utilizing the 505(b)(2) regulatory pathway.

In April 2025, we received additional input and information requests from the FDA regarding our patient reported outcomes (PRO) psychometrics for the Phase 3 study. The PRO psychometrics analysis has bearing on efficacy endpoint selection and the statistical analysis plan for the Phase 3 study. We submitted additional requested information to the FDA in the second quarter of 2025. Pending additional feedback from the FDA, the timing of which is uncertain, and alignment with the FDA on the protocol and statistical analysis plan, we cannot determine whether our prior estimate of capital required to conduct the Phase 3 studies is appropriate. As a result, we do not anticipate initiating the first Phase 3 study in 2025 and cannot at this time reasonably predict when the study will commence.

Other Development Programs

We continue to work on the development of our other clinical and preclinical-stage programs, including conducting activities necessary to enable submission of an investigational new drug, or IND, application to the FDA for a pivotal Phase 3 clinical study of DARE-HRT1, activities in preparation for a Phase 2 randomized, double-blinded, placebo-controlled, dose-finding clinical study of DARE-VVA1 based on our FDA-cleared IND relating to DARE-VVA1 and the anticipated study, and activities necessary to enable submission of an IND application to the FDA for a Phase 2 clinical study of DARE-HPV in the United States.

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Nasdaq Listing

On July 24, 2025, we received a letter from the Nasdaq Office of General Counsel confirming that we had demonstrated compliance with the stockholders’ equity requirement in Nasdaq Listing Rule 5550(b)(1), or the Stockholders’ Equity Rule, and that we are therefore in compliance with the Nasdaq Capital Market’s continued listing requirements. We are subject to a mandatory monitoring period of one-year from July 24, 2025, and if, within that one-year period, the Nasdaq Listing Qualifications Staff determines that we are out of compliance with the Stockholders’ Equity Rule, the Staff will issue a delist determination letter and we will have an opportunity to request a new hearing with Nasdaq’s Hearing Panel. Notwithstanding Nasdaq Listing Rule 5810(c)(2), we will not be permitted to provide a plan of compliance to the Staff with respect to such non-compliance, the Staff will not be permitted to grant additional time for us to regain compliance, and we will not be afforded a cure period pursuant to Nasdaq Listing Rule 5810(c)(3). Until we regained compliance with the Stockholders Equity Rule, we had not been in compliance with Nasdaq Listing Rule 5550(b) since August 2024. See the risk factor titled, There is no assurance that we will continue satisfying the listing requirements of the Nasdaq Capital Market, in the section titled “Risk Factors,” below.

Receipt of Payments Under 2021 DARE-LARC1 Grant Agreement

In July and October 2025, we received payments of $6.0 million and $4.0 million, respectively, from the Gates Foundation, or the Foundation, under the agreement we entered into in June 2021 to support the development of DARE-LARC1, our preclinical-stage long-acting reversible personal contraceptive system, through nonclinical proof-of-principle studies and other IND-enabling work to allow for the submission of an IND application with the FDA. For a discussion of this agreement, see Note 10 “Grant Awards” to the condensed consolidated financial statements included in our Q3 10-Q. Taking into account these payments, we have received a cumulative total of approximately $41.8 million of the up to approximately $49.0 million in potential funding under the grant agreement.

Summary of Risk Factors

We are subject to numerous risks that make an investment in our securities speculative or risky. Below is a summary of the principal factors that make an investment in our securities speculative or risky. This summary does not address all the risks we face. We urge investors to carefully review and consider the additional discussion of the risks summarized in this risk factor summary, and other risks that we face, which can be found below under the heading “Risk Factors,” together with other information in this offering circular and the information incorporated by reference herein, before making investment decisions regarding our securities.

●	We will need to raise substantial additional capital to continue our operations, execute our business strategy and remain a going concern, and we may not be able to raise adequate capital on a timely basis, on favorable terms, or at all. Raising additional capital may cause substantial dilution to our stockholders, restrict our operations or require us to relinquish rights in our technologies or product candidates and their future revenue streams.

●	If we fail to maintain compliance with the continued listing requirements of the Nasdaq Capital Market, our common stock could be delisted, which could, among other things, limit demand for our common stock, substantially impair our ability to raise additional capital and have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock.

●	We have a limited operating history, a history of significant losses from operations, and expect significant losses from operations, net losses and negative cash flows from operations to continue for the foreseeable future, which, together with our limited financial resources, make it difficult to assess our prospects.

●	Because we are in the early stages of executing against our Section 503B compounding and consumer health products strategy and, as an organization, we have no experience in or infrastructure for commercializing products, the amount of potential revenue we may generate remains uncertain. In addition, our Section 503B compounding strategy and commercializing consumer health products subjects us to new regulations and potential liability.

●	All of our product candidates are investigational, require the conduct and successful completion of clinical studies and nonclinical work, and may never complete development or be submitted for or receive regulatory approval. The FDA’s approval of XACIATO is not predictive of favorable development or marketing approval outcomes for our product candidates.

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●	Clinical development is a lengthy and expensive process with an inherently uncertain outcome. Failure to successfully complete clinical trials and nonclinical activities and obtain regulatory approval to market and sell our product candidates on our anticipated timelines at reasonable costs to us, or at all, particularly Ovaprene and Sildenafil Cream, could have a material adverse effect on our business, operating results and financial condition.

●	The regulatory approval processes of the FDA and comparable foreign authorities are expensive, lengthy, time-consuming, and inherently unpredictable. If we are not able to obtain regulatory approvals for our product candidates, our ability to generate product revenue will be materially impaired.

●	We rely on in-license agreements with third parties for rights to develop and commercialize XACIATO and our product candidates. The loss or impairment of our rights under these agreements could disrupt or require us to discontinue development or commercialization activities, or impair our rights to receive payments from our sublicensees, which could have a material adverse effect on our operations and business prospects and viability.

●	Strategic collaborations are a key part of our strategy and our existing strategic collaborations are important to our business. If we are unable to maintain existing strategic collaborations or establish new ones, or if they are not successful, we may require substantial additional capital to develop and commercialize our products and product candidates and our business and prospects may be materially harmed. For example, in November 2025, Bayer notified us that it was terminating the license agreement we entered into with Bayer related to the further development and commercialization of Ovaprene in the U.S. See “—Recent Events—Ovaprene License Agreement,” above.

●	Delays and disruptions in the supply and manufacturing of our product candidates could postpone the initiation of or interrupt our clinical studies, extend the timeframe and cost of development of our product candidates, delay potential regulatory approvals and adversely impact the commercialization of any approved products.

●	We have no manufacturing, sales, marketing or distribution infrastructure. We depend heavily on, and expect to continue to rely on, the performance of third parties, including third parties for the compounding and distribution of DARE to PLAY, strategic collaborators, contract manufacturers and suppliers, clinical research organizations, medical institutions, and scientific, medical, regulatory and other consultants and advisors. Failure of these third parties to perform as expected could result in substantial delays, increased costs or failures of our Section 503B compounding strategy and our product development programs, delayed or unsuccessful commercialization of any FDA-approved products, and the need for significant additional capital.

●	Due in part to our limited financial and human resources, we may fail to effectively execute our product development, regulatory submission and commercialization plans in accordance with communicated timelines, or at all.

●	The commercial success of XACIATO is outside of our control and will depend on Organon’s efforts and capabilities and a variety of factors, many of which currently are unknown or uncertain, and if commercialization of XACIATO is not successful, our reputation, business and prospects may suffer.

●	Our product candidates, if approved for commercial sale, and DARE to PLAY, DARE to RECLAIM, DARE to RESTORE will face intense competition and may fail to achieve the degree of market acceptance necessary for commercial success. Our business, operating results and financial condition will suffer if we, or our commercial collaborators, fail to compete effectively.

●	Failure to successfully obtain coverage and adequate reimbursement for XACIATO and any future products from government health care programs and other third-party payors would diminish our ability, or that of a commercial collaborator, to generate net product revenue or net sales. If out-of-pocket costs for products we develop are deemed by women to be unaffordable, a commercial market may never develop.

●	We have a relatively small number of employees and if we fail to attract and retain key personnel our business may materially suffer.

●	We may not be successful in our efforts to identify and acquire or in-license additional product candidates or technologies, which may limit our growth potential.

●	If we and our licensors are unable to obtain and maintain sufficient intellectual property protection, competitors could develop and commercialize or make available products similar or identical to ours, which could significantly limit the commercial potential of our products and product candidates and materially harm our business, financial condition, results of operations, and prospects.

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●	Most of the products we are developing utilize active pharmaceutical ingredients that are not proprietary to us or our licensors and the patents and patent applications owned by us and our licensors intended to protect our products and product candidates relate to specific formulations, processes, methods of delivery, and/or uses, which may not afford sufficient protection against competitors.

●	Volatility in the financial markets, geopolitical conflicts and events, natural disasters, public health emergencies , international trade policies, and other macroeconomic factors may negatively impact our business, financial condition and results and our stock price, including by increasing the cost and timelines for our clinical development programs or making it more difficult or costly to raise additional capital when needed.

●	Product liability lawsuits against us could cause us to incur substantial liabilities and divert management attention from our business.

●	The price of our common stock has been and may continue to be highly volatile and such volatility may be related or unrelated to our performance and operating results. Volatility in our stock price may subject us to increased risk of securities litigation, including class-action lawsuits, which could be expensive and divert management attention.

●	Future dilution to our existing stockholders from sales and issuances of our common stock to raise additional capital, or the market’s expectation that such sales may occur, could adversely affect our stock price even if our business is doing well.

●	We have been subject to a cyber-related crime and our controls and security measures may not be successful in preventing other cybersecurity incidents in the future. Cyber-attacks, security breaches, loss of data and other disruptions to our information technology systems or those of our strategic collaborators or third-party service providers could compromise sensitive or confidential information related to our business, delay or prevent us from accessing critical information, subject us to significant financial loss, or expose us to liability, any of which could adversely affect our business and our reputation.

Corporate Information

We were incorporated in Delaware in December 2005. Until July 2017, our corporate name was Cerulean Pharma Inc., or Cerulean. In July 2017, Cerulean completed a business combination with Daré Bioscience Operations, Inc., at which time we changed our name to “Daré Bioscience, Inc.” and began to focus on development of innovative, investigational products in women’s health. We and our wholly-owned subsidiaries operate in one business segment.

Our principal executive offices are located at 3655 Nobel Drive, Suite 260, San Diego, California 92122, and our telephone number at that address is (858) 926-7655. Our website is located at https://www.darebioscience.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this offering circular solely as an inactive textual reference.

Implications of Being a Smaller Reporting Company

We qualify as a “smaller reporting company” under the rules promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, we have chosen, and may continue to choose, to take advantage of certain scaled disclosure requirements available specifically to smaller reporting companies. We will remain a smaller reporting company until the last day of the fiscal year in which the aggregate market value of our common stock held by non-affiliated persons and entities, or our public float, is greater than $250 million as of the last business day of our most recently completed second fiscal quarter, or the last day of the fiscal year in which we have at least $100 million in revenue and at least $700 million in public float as of the last business day of our most recently completed second fiscal quarter.

Continuing Reporting Requirements Under Regulation A

We are required to file periodic and other reports with the SEC pursuant to Section 13 of the Exchange Act. Our continuing reporting obligations under Regulation A are deemed to be satisfied as long as we comply with our reporting requirements under Section 13 of the Exchange Act.

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THE OFFERING

Securities Offered

We are offering on a “best efforts” basis up to 4,854,000 Investor Units. Each Investor Unit consists of one share of our Series A Preferred Stock and two Investor Warrants. Each Investor Unit is being offered at an offering price of $5.00.

The shares of our Series A Preferred Stock and the Investor Warrants that are part of the Investor Units are immediately separable and will be issued separately, but must be purchased together as an Investor Unit in this offering.

This offering circular also relates to the 9,708,000 shares of our common stock issuable upon conversion of the Series A Preferred Stock that are part of the Investor Units and the 9,708,000 shares of common stock issuable upon exercise of the Investor Warrants.

Minimum Investment	The minimum investment amount per investor is $250 or a minimum of 50 Investor Units, subject to our right to accept a lesser amount.
Terms of Series A Preferred Stock

Ranking. Our Series A Preferred Stock will rank, as to rights upon our liquidation, dissolution, or winding up, senior to our common stock. The terms of our Series A Preferred Stock will not limit our ability to (i) incur indebtedness or (ii) issue additional equity securities that are senior in rank to our Series A Preferred Stock as to dividend or distribution rights and rights upon our liquidation, dissolution or winding up.

Dividends. Holders of our Series A Preferred Stock will not be entitled to receive any dividends.

Stated Value. Each share of our Series A Preferred Stock has an initial stated value of $5.00, subject to customary adjustments in the event of stock dividends, stock splits, reorganizations or similar events affecting our Series A Preferred Stock.

Liquidation Preference. The liquidation preference for each share of our Series A Preferred Stock is $5.00 per share, subject to customary adjustments in the event of stock dividends, stock splits, reorganizations or similar events. Upon our liquidation, dissolution or winding up, to the extent we have the cash available, holders of shares of our Series A Preferred Stock will be entitled to receive the liquidation preference with respect to their shares of Series A Preferred Stock.

Optional Conversion. Each share of our Series A Preferred Stock is convertible into two shares of our common stock at the option of the holder at any time, subject to customary adjustments in the event of stock dividends, stock splits, reorganizations or similar events. Notwithstanding the foregoing, limitations on the conversion of our Series A Preferred Stock may apply under certain Nasdaq Listing Rules. See “Description of Securities Being Offered” beginning on page 24 for additional information.

Forced Conversion. If at any time after issuance, any of the following events occurs, we will have the right to require the holders of our Series A Preferred Stock to convert all, or any portion of, their shares of our Series A Preferred Stock into shares of our common stock: (a) a change in control, (b) if the closing price of our common stock is at or above $4.50 per share (subject to customary adjustments in the event of stock dividends, stock splits, reorganizations or similar events) for any 10 trading days out of any 30 consecutive trading day period, or (c) if we consummate a firm commitment public offering of our common stock resulting in gross proceeds of at least $15.0 million at an offering price per share equal to or greater than $4.50 (subject to customary adjustments in the event of stock dividends, stock splits, reorganizations or similar events). Notwithstanding the foregoing, limitations on the conversion of our Series A Preferred Stock may apply under certain Nasdaq Listing Rules. See “Description of Securities Being Offered” beginning on page 24 for additional information.

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Company Call Option. Commencing on the third anniversary of the initial closing of this offering and continuing indefinitely thereafter, we will have a right to call for redemption the outstanding shares of our Series A Preferred Stock at a per share call price equal to the lesser of (i) the stated value per share plus a non-compounded rate of return calculated at 8% per annum, and (ii) 200% of the stated value per share, subject to customary adjustments in the event of stock dividends, stock splits, reorganizations or similar events.

Voting Rights. Except as required by law, our Series A Preferred Stock has no voting rights.

No Redemption Right. Our Series A Preferred Stock has no maturity date, and we are not required to redeem any of our Series A Preferred Stock at any time. Accordingly, unless converted into shares of our common stock or we exercise our call option, our Series A Preferred Stock will remain outstanding indefinitely.

Terms of Investor Warrants

The Investor Warrants are exercisable at any time after issuance through the 36-month anniversary of their date of issuance at an exercise price of $4.00 per share of common stock, subject to customary adjustments in the event of stock dividends, stock splits, reorganizations or similar events. Notwithstanding the foregoing, limitations on the exercise of the Investor Warrants may apply under certain Nasdaq Listing Rules. See “Description of Securities Being Offered” beginning on page 24 for additional information.

Investment Perks:

In recognition of investors who share our mission to advance women’s health innovation, we intend to offer to eligible investors in this offering certain non-financial perks and benefits (“Investor Perks”). Investor Perks are not investment returns and do not affect the terms or value of the securities being offered. All Investor Perks are subject to availability, applicable laws and regulations, and fulfillment conditions. We reserve the right to modify or discontinue any Investor Perk at any time prior to fulfillment. See “Plan of Distribution—Investor Perks” beginning on page 28 for further details.

Selling Agent; Best Efforts Offering

We have engaged Digital Offering to serve as our lead selling agent to assist in the placement of the Investor Units in this offering on a “best efforts” basis. Digital Offering is not required to sell any specific number or dollar amount of Investor Units. We will pay to Digital Offering a placement fee equal 7.25% of the offering price per Investor Unit sold in this offering. See “Plan of Distribution” beginning on page 28 for further details.

Agent Unit Warrants

We will issue Agent Unit Warrants to Digital Offering to purchase that number of Agent Units equal to 3% of the total number of Investor Units sold in this offering. The Agent Unit Warrants and the securities comprising and underlying the Agent Units Warrants will not be transferable for a period of six months after the date of commencement of sales in this offering (in compliance with FINRA Rule 5110(e)(1)), and the Agent Unit Warrants will expire on the five year anniversary of the date of commencement of sales in this offering. The exercise price per Agent Unit Warrant will be $6.25, which equals 125% of the offering price of the Investor Units. The Agent Units issuable upon exercise of the Agent Unit Warrants will consist of one share of our Series A Preferred Stock and two warrants, each to purchase one share of our common stock at an exercise price of $4.00 per share, subject to customary adjustments in the event of stock dividends, stock splits, reorganizations or similar events.

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Restrictions on Investment Amount

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Capital Stock Outstanding Immediately After this Offering(1)

Immediately after this offering, assuming we sell all the Investor Units offered hereby, our issued and outstanding capital stock will consist of 14,289,502 shares of common stock and 4,854,000 shares of Series A Preferred Stock. The foregoing assumes that no shares of Series A Preferred Stock or Investor Warrants issued to investors are converted or exercised, respectively, and that no Agent Units Warrants are exercised.

Use of Proceeds

If we raise the maximum amount contemplated in this offering, we estimate our net proceeds, after deducting estimated offering expenses payable by us, will be approximately $22.2 million, and excluding any proceeds that we may receive upon the cash exercise of the Investor Warrants, the Agent Unit Warrants or the Agent Common Warrants. We intend to use the net proceeds for working capital and general corporate purposes. See “Use of Proceeds” on page 34.

Closings of the Offering

We intend to complete multiple closings for this offering on a rolling basis until the maximum offering amount is raised or this offering is terminated. Until we complete a closing, the amounts invested by investors in this offering will be kept in an escrow account maintained at Wilmington Trust, N.A.

We intend to have the initial closing on a date mutually determined by us and the lead selling agent. In determining when to have the initial closing, we and the lead selling agent will take into account the number of investors with funds deposited in the escrow account that have cleared the requisite anti-money laundering, know your client and background check procedures, and the total amount of funds held in escrow pending the initial closing (although no minimum amount of funds is required to conduct the initial or any subsequent closing).

Investors should expect to wait up to approximately 30 days and no longer than 45 days before we accept or reject their subscriptions. An investor’s subscription is binding and irrevocable and an investor will not have the right to withdraw their subscription or receive a return of their investment funds unless we reject their subscription or we terminate this offering before accepting their subscription. You will receive a confirmation of your investment promptly following the closing in which you participate.

If there are no closings, if your subscription is rejected or if funds remain in the escrow account upon termination of this offering without any corresponding closing, the funds so deposited in the escrow account will be promptly returned to the applicable investors, without deduction and without interest.

You may not subscribe to purchase the securities offered hereby before the date that the offering statement of which this offering circular forms a part is qualified by the SEC. Before such date, you may only make non-binding indications of your interest to purchase securities in the offering.

See “Plan of Distribution” beginning on page 28 for further details.

Termination of the Offering

This offering will terminate at the earliest of (i) the date on which the maximum offering amount of Investor Units has been sold, (ii) the date that is one year after the date on which the offering statement of which this offering circular forms a part is qualified by the SEC and (iii) the date on which we determine to terminate this offering, which we may do in our sole discretion at any time for any reason or no reason. Notwithstanding the termination of this offering, the offering statement on Form 1-A of which this offering circular forms a part will remain qualified in accordance with Rule 251(d)(3)(i)(F) of Regulation A until the date on which all of the warrants to purchase shares of our common stock issued in this offering and underlying the Agent Unit Warrants have been exercised.

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No Market for Series A Preferred Stock or Investor Warrants

There is no existing trading market for the Investor Units, Series A Preferred Stock or the Investor Warrants, and we do not expect one to develop. None of the Investor Units, Series A Preferred Stock or the Investor Warrants are currently listed on any exchange or quoted in any automated dealer quotation system or other over-the-counter market, and we do not intend to seek a listing or quotation for any of them. The offering price of the Investor Units is not related to, nor may it reflect, the market price of our common stock after this offering.

Common Stock Listing	Our common stock is listed on The Nasdaq Capital Market under the symbol “DARE.”
Dividend Policy

We do not anticipate that we will declare or pay dividends in the foreseeable future on our Series A Preferred Stock or our common stock. Any future determination to declare dividends would be subject to the discretion of our board of directors and would depend upon various factors, including our results of operations, financial condition and liquidity requirements, restrictions that may be imposed by applicable law and our contracts and other factors deemed relevant by our board of directors.

Risk Factors	See the “Risk Factors” section beginning on page 16 and the other information included herein for a discussion of factors to consider before deciding to invest in our securities.

(1) Our issued and outstanding capital stock immediately after this offering is based on 13,929,502 shares of our common stock and zero shares of our preferred stock outstanding as of September 30, 2025 and excludes, as of that date, the following:

●	1,409,042 shares of our common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $9.41 per share awarded under our stock incentive plans;

●	540,043 shares of our common stock available for future grant under our 2022 Stock Incentive Plan; and

●	1,268,572 shares of our common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $7.49 per share; and

●	360,000 shares of our common stock issued after September 30, 2025 pursuant to our equity line arrangement with Lincoln Park Capital Fund, LLC (“Lincoln Park”).

Except as otherwise indicated, all information in this offering circular reflects and assumes:

●	no exercise of any Investor Warrants;

●	no conversion of any shares of Series A Preferred Stock issued as part of the Investor Units;

●	no exercise of any Agent Unit Warrants (and therefore no issuance or conversion of any shares of Series A Preferred Stock issuable upon exercise of the Agent Units Warrants or issuance or exercise of any Agent Common Warrants issuable upon exercise of the Agent Units Warrants);

●	no issuance, exercise or settlement of stock-based awards under our equity incentive plans; and

●	no sales of any shares of our common stock under our sales agreement with Stifel, Nicolaus & Company, Incorporated, as sales agent, dated as of March 31, 2023 (“ATM sales agreement”) or under our equity line arrangement with Lincoln Park.

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RISK FACTORS

Investment in our securities involves a high degree of risk and uncertainty. Before deciding to purchase our securities, you should carefully read and consider the risks and uncertainties described below and in Item 1A. Risk Factors of Part I of our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 31, 2025 (“2024 10-K”), as well as the other information and documents contained in or incorporated by reference into this offering circular. The risks and uncertainties described in our 2024 10-K are incorporated by reference into this offering circular. See the section titled “Where You Can Find Additional Information,” below. Each of these risk and uncertainties could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also significantly impair our business and prospects.

Risks Related to Our Financial Position and Capital Needs

We will need to raise substantial additional capital to continue our operations and execute our business strategy, and we may not be able to raise adequate capital on a timely basis, on favorable terms, or at all.

We have a history of losses from operations, we expect significant losses from operations, net losses and negative cash flows from operations for at least the next several years. At September 30, 2025, we had an accumulated deficit of approximately $187.2 million, cash and cash equivalents of approximately $23.1 million, and working capital of approximately $3.8 million, and we had a net loss of approximately $12.0 million and negative cash flows from operations of approximately $11.3 million for the nine months ended September 30, 2025. A majority of our cash and cash equivalents at September 30, 2025 represented funds received under grant agreements that may be applied solely toward direct costs for the funded project under those grant agreements, other than an approximately 5% to 22% indirect cost allowance, and as of September 30, 2025, our deferred grant funding liability was approximately $14.6 million, substantially all of which consisted of funds intended to support the DARE-LARC1 program, the Ovaprene Phase 3 clinical study, and the DARE-HPV program. For more information about these grant agreements, see “—Contractual Obligations and Other Commitments—Grant Agreements” in Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations of Part I of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025 filed with the SEC on November 13, 2025 (“3Q 10Q”), Note 2 “Basis of Presentation and Summary of Significant Accounting Policies—Grant Funding” to our consolidated financial statements in our 2024 10-K, and Note 10 “Grant Awards—Other Non-Dilutive Grant Funding” to the condensed consolidated financial statements in our 3Q 10Q, all of which is incorporated herein by reference. See the section titled “Information Incorporated By Reference,” below.

We will require additional capital to advance the development programs in our pipeline that are not currently being supported by non-dilutive grant or other award funding, to enable further investment across our entire portfolio of product candidates, and to support our long-term operating plans. We will continue to evaluate and may pursue various capital raising options, including sales of equity, debt financings, government or other grant funding, collaborations, structured financings, and commercial collaborations or other strategic transactions. Our ability to obtain additional capital, and the timing and terms thereof, depend on various factors, many aspects of which are not entirely within our control, and there can be no assurance that capital will be available when needed or, if available, on terms favorable to us and our stockholders. Raising additional capital may cause substantial dilution to our stockholders, restrict our operations or require us to relinquish rights in our technologies or product candidates and their future revenue streams. If we cannot raise capital when needed, on favorable terms or at all, we will need to reevaluate our planned operations and may need to delay, scale back or eliminate some or all of our product candidate programs and/or reduce expenses. For example, in recent years, due to our limited capital resources, we have focused our resources primarily on the advancement of Ovaprene and Sildenafil Cream, unless a program has been supported by grant or other non-dilutive funding, and we have delayed R&D activities for other programs. If we become unable to continue as a going concern, we may have to liquidate our assets, and might realize significantly less than the values at which they are carried on our financial statements, and our stockholders may lose all or part of their investment in our common stock.

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Because we are in the early stages of executing against our Section 503B compounding and consumer health products business strategies and, as an organization, we have no experience in or infrastructure for commercializing products, both the timing and amount of potential revenue we may generate remain uncertain. As a result, we may continue to incur significant losses from operations and negative cash flows from operations for the next several years, and may never generate sufficient revenues to finance our operations or achieve profitability. We expect our operating expenses will increase substantially in the future as we continue to develop and seek FDA approval for our product candidates and expand our capabilities to support our 503B compounding and consumer health business strategies. Our future capital requirements are difficult to predict because they will depend on many factors that are highly variable and difficult to predict, including, but not limited to, those discussed in the risk factors in Part I, Item 1A of our 2024 10-K under “Risks Related to Our Financial Position and Capital Needs.” See also the risk factor titled “We will need to raise substantial additional capital to continue our operations and execute our business strategy, and we may not be able to raise adequate capital on a timely basis, on favorable terms, or at all,” in Item 1A of Part I of our 2024 10-K.

We have a limited operating history, a history of significant losses from operations, and expect significant losses from operations, net losses and negative cash flows from operations to continue for the foreseeable future, which, together with our limited financial resources, make it difficult to assess our prospects.

We have a limited operating history upon which to evaluate our business and prospects. The success of our business is highly speculative and developing FDA-approved drugs is a lengthy and expensive undertaking and involves substantial risk. We cannot accurately determine the duration and completion costs of our development programs, or if, when and to what extent we will generate revenue from any products we develop. Other than XACIATO, we have not obtained any regulatory approvals for any of our product candidates, commercialized any of our product candidates or generated any product revenue. We have not been profitable since we commenced operations and may never achieve profitability. We devote significant resources to licensing or otherwise acquiring the rights to our product candidates and to research and development activities for them. We have a history of significant operating losses. We must raise additional capital to finance our operations and remain a going concern and adequate additional capital may not be available to us on a timely basis, or at all.

Disruptions at the FDA, NIH, SEC and other government agencies, including due to lack of funding, changes in leadership, significant personnel turnover, or diminished staffing, could delay or disrupt clinical and preclinical development and potential marketing approval of our product candidates and hinder our ability to raise additional capital.

Considerable uncertainty exists regarding how federal government policy changes and budget decisions will unfold, including the regulatory and spending priorities of the new U.S. presidential administration and Congress, and what challenges potential policy changes and budget reductions will present for us and our industry generally. Measures being implemented by the current U.S. presidential administration have already had a significant impact federal regulatory agencies, such as by reducing funding to or restructuring such agencies. For example, in 2025 the U.S. presidential administration began terminating federal government employees and federal agencies were directed to develop plans for large-scale reductions in force and reorganization. As a result, agencies throughout the federal government may experience mass layoffs, as well as a significant number of voluntary departures. The impact of these changes at federal government agencies with which we interact is uncertain at this time, however, mass layoffs and large-scale voluntary departures, in particular at the FDA, NIH, ARPA-H and SEC, could adversely impact our company, and we cannot predict what further measures will be implemented in future. If the FDA experiences significant workforce reduction or turnover, the agency may be unlikely to meet its application review goals or be available for timely interactions regarding our product development plans, which could delay our ability to advance clinical development of our product candidates or obtain marketing approvals. The ability of the FDA to review and approve new product applications or take action with respect to other regulatory matters can be affected by a variety of factors, including funding levels, ability to accept the payment of user fees, ability to hire and retain key personnel, and statutory, regulatory and policy changes. Disruptions at the FDA may delay meetings and other communications with or on-site inspections by agency staff necessary to progress development of our product candidates and may slow the time necessary for acceptance, review and approval of applications to commence clinical studies or to market a new product in the U.S. By way of further example, disruptions at the NIH, including its various institutes and centers, such as NICHD, could delay or prevent providing or processing new grant awards to fund research and development activities and disrupt staff’s work and other activities or funding under active grant/cooperative agreements.

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In addition, U.S. government shutdowns that caused federal agencies to halt non-essential operations occurred three times in the past decade. Political polarization among lawmakers may lead to a higher frequency and longer duration of government shutdowns in the future. Any future federal government shutdown could prevent or delay staff at federal agencies from performing key functions that may adversely affect our business. For example, a U.S. government shutdown could (i) prevent and significantly delay the FDA, NIH, SEC and other regulatory agencies from hiring and retaining personnel and conducting their regular activities, (ii) result in agency restructuring or significant reductions in funding, leadership changes, workforce reduction or employee turnover, (iii) significantly impact the ability of these agencies to timely review and process our regulatory submissions and may impede our access to additional capital needed to maintain or expand our operations.

Risks Related to Ownership of Our Securities

Raising additional capital may cause substantial dilution to our stockholders, restrict our operations or require us to relinquish rights in our technologies or product candidates and their future revenue streams.

As discussed above, we may seek to raise additional capital through a variety of means. Raising capital through the issuance of shares of our common stock, or securities convertible into or exercisable for our common stock, may depress our stock price and substantially dilute our existing stockholders. The terms of securities issued may include liquidation or other preferences that may materially adversely affect the rights of our existing stockholders. Debt and other structured financings, if available, would increase our fixed payment obligations and may involve covenants requiring us to maintain specified financial ratios or a specified cash balance, or limiting or restricting our ability to take specific actions, such as incurring additional debt, acquiring, selling or licensing intellectual property rights, and making capital expenditures, or impose other operating restrictions that could adversely impact our ability to operate our business and pursue our strategic objectives. We could also be required to meet certain milestones in connection with a debt financing and the failure to achieve such milestones by certain dates may force us to relinquish rights to some of our technologies, product candidates or products, or otherwise agree to terms unfavorable to us. In addition, we may forego part or all of potentially valuable streams of future payments (e.g., milestone and/or royalty revenue) to raise immediate capital to fund our operations and advance our development programs, such as in the case of our royalty interest financing agreement with United in Endeavour, LLC, and our royalty purchase agreements with XOMA (US) LLC. Moreover, the lower our cash balance when we seek to raise additional capital, the more difficult, costly or dilutive to our existing stockholders it may be for us to raise additional capital.

We may be required to seek additional capital through arrangements with collaborators at an earlier stage of development or commercialization of our technologies, product candidates or products than otherwise would be desirable, in which case we may grant rights to our technologies, product candidates or products on terms that may not be as favorable to us or grant rights that we would otherwise prefer to retain. If we raise capital through new collaborations, strategic alliances or other similar types of arrangements, we may relinquish valuable rights to future revenue streams. Licensing agreements likely would significantly reduce our control over the development or commercialization of the licensed technology, product candidates or products, and our collaborators may become unable or unwilling to devote adequate resources to realize their full potential value. If we obtain funding through grants from governmental entities or private organizations, such parties may impose restrictions on our rights to technologies, product candidates or products developed with such funding, obtain rights to license such technologies, product candidates or products to third parties (e.g., if we are unable or unwilling to commercialize a product or make it available to certain patient populations in a timely manner or at certain prices), or require future royalty or other payments if such technologies, product candidates or products are commercialized.

We have relied heavily on sales of our common stock to fund our operations, and our ability to obtain additional capital through stock sales or other securities offerings may be more costly or dilutive to our stockholders than in the past, or may not be available to us at all. Our ability to raise additional capital may be limited by a low trading volume, stock price and market capitalization, as well as by laws, regulations and market conditions.

We have relied heavily on our ability to raise capital by selling shares of our common stock. For example, from January 1, 2025 through September 30, 2025, we raised an aggregate of approximately $19.6 million in net proceeds from sales of our common stock. Our ability to raise additional capital through sales of our common stock or other securities offerings will depend on several factors, many of which may not be in our favor, including the trading volume and volatile trading price of our common stock, our relatively low public float and market capitalization, our potential inability maintain compliance with the listing requirements of the Nasdaq Capital Market, unfavorable financial market conditions, and the other risks and uncertainties. If we are unable to raise additional capital through the offering and sale of shares of our common stock, or securities convertible into or exercisable for our common stock, on a timely basis or on acceptable terms, or at all, we may seek additional capital through other third-party sources that require us to relinquish valuable rights in our intellectual property, technologies, product candidates or future revenue streams, or that subject us to restrictive covenants, operational restrictions or security interests in our assets, or we may need to delay, scale back or eliminate some or all of our development programs, reduce other expenses, file for bankruptcy, reorganize, merge with another entity, or cease operations.

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Using a shelf registration statement to conduct an equity offering to raise capital generally takes less time and is less expensive than other means, such as conducting an offering under a Form S-1 registration statement. We currently have a shelf registration statement effective, however, our ability to raise capital under a shelf registration statement is, and may continue to be, limited by, among other things, current and future SEC rules and regulations impacting the eligibility of smaller companies to use Form S-3 for primary offerings of securities. For example, we currently are subject to the “baby shelf rule.” This means that we may use our shelf registration statement to raise additional funds only to the extent that the aggregate market value of securities sold by us or on our behalf pursuant to Instruction I.B.6. of Form S-3 during the 12 calendar months immediately prior to, and including, the intended sale does not exceed one-third of the aggregate market value of our public float, calculated in accordance with the instructions to Form S-3. Based on the aggregate market value of our public float as of the date of this offering circular and on the aggregate market value of securities sold by us or on our behalf pursuant to Instruction I.B.6. of Form S-3 during the 12 calendar months immediately prior to the date of this offering circular, we are unable to raise capital under our shelf registration. If our ability to offer securities under our shelf registration statement is limited, including by the baby shelf rule, we may choose to conduct an offering of our securities under an exemption from registration under the Securities Act or under a Form S-1 registration statement. We would expect either of these alternatives to take more time and be a more expensive method of raising additional capital relative to using our shelf registration statement.

In addition, under SEC rules and regulations, our common stock must be listed and registered on a national securities exchange in order to use a Form S-3 registration statement (1) for a primary offering, if our public float is not at least $75.0 million as of a date within 60 days prior to the date of filing the Form S-3 or a re-evaluation date, whichever is later, and (2) to register the resale of our securities by persons other than us (i.e., a resale offering). While our common stock is currently listed on the Nasdaq Capital Market, there can be no assurance that we can maintain such listing. See, “Although our common stock is currently listed on the Nasdaq Capital Market, there is no assurance that we will continue satisfying the listing requirements of the Nasdaq Capital Market,” below.

Our ability to raise capital on a timely basis through the issuance and sale of equity securities may also be limited by Nasdaq’s stockholder approval requirement for any transaction that is not a public offering (as defined in Nasdaq listing rules). For transactions other than public offerings, Nasdaq requires stockholder approval prior to the issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) at a price per share that is less than the “Minimum Price” if the issuance (together with sales by our officers, directors and substantial shareholders (as defined in Nasdaq listing rules)) would equal 20% or more of our common stock outstanding before the issuance. Under Nasdaq rules, the “Minimum Price” means a price that is the lower of (i) the Nasdaq official closing price immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq official closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement. In addition, certain prior sales of securities by us may be aggregated with any offering we may propose at a price that is less than the Minimum Price and which is not considered a public offering by Nasdaq, further limiting the amount we could raise in the offering. Under Nasdaq rules, stockholder approval is also required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of our company. Even if a public offering under Nasdaq rules is not subject to the 20% limitation described above, it may involve publicly announcing the proposed transaction, which often has the effect of depressing the market price of a company’s stock and could result in a reduced offering price. Accordingly, our existing investors may suffer greater dilution if we seek to raise additional capital through such a public offering of our securities.

Obtaining stockholder approval is a costly and time-consuming process. If we must obtain stockholder approval for a potential transaction, we would expect to spend substantial additional money and resources. In addition, seeking stockholder approval would delay our receipt of otherwise available capital, which may materially and adversely affect our ability to execute our business plan, and there is no guarantee our stockholders ultimately would approve a proposed transaction.

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Although our common stock is currently listed on the Nasdaq Capital Market, there is no assurance that we will continue satisfying the listing requirements of the Nasdaq Capital Market.

Our common stock is listed on the Nasdaq Capital Market. To maintain our listing we are required to satisfy continued listing requirements, including the requirements commonly referred to as the minimum bid price rule and with either the stockholders’ equity rule or the market value of listed securities rule. The minimum bid price rule requires that the closing bid price of our common stock be at least $1.00 per share, and the stockholders’ equity rule requires that our stockholders’ equity be at least $2.5 million, or, alternatively, that the market value of our listed securities be at least $35 million or that we have net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the three most recently completed fiscal years.

We were not in compliance with the stockholders’ equity rule or the market value of listed securities rule from August 2024 until July 24, 2025, and we were not in compliance with the minimum bid price rule from July 2023 until July 2024 and from December 2022 until January 2023. Although we regained compliance with the applicable rule in each instance, but there can be no assurance that we will continue to satisfy those or other continued listing requirements and maintain the listing of our common stock on the Nasdaq Capital Market.

When Nasdaq confirmed that we regained compliance with the stockholders’ equity rule on July 24, 2025, Nasdaq also informed us that, pursuant to Nasdaq Listing Rule 5815(d)(4)(B), we will be subject to a mandatory panel monitor for a period of one year from July 24, 2025, and that if, within that one-year period, the Nasdaq Listing Qualifications Staff, or the Staff, determines that we are out of compliance with the stockholders’ equity rule, the Staff will issue a delist determination letter and we will have an opportunity to request a new hearing with Nasdaq’s Hearings Panel. Notwithstanding Nasdaq Listing Rule 5810(c)(2), we will not be permitted to provide a plan of compliance to the Staff with respect to such non-compliance, the Staff will not be permitted to grant additional time for us to regain compliance, and we will not be afforded a cure period pursuant to Nasdaq Listing Rule 5810(c)(3). The foregoing would limit our ability to regain compliance with the stockholders’ equity rule, and increases the likelihood that our common stock may be delisted, in the event we were to become non-compliant with the stockholders’ equity rule during the one-year monitoring period.

The suspension or delisting of our common stock, or the commencement of delisting proceedings, for whatever reason, could, among other things, substantially impair our ability to raise additional capital; result in the loss of interest from institutional investors, the loss of confidence in our company by investors and employees, and in fewer financing, strategic and business development opportunities; and result in potential breaches of agreements under which we made representations or covenants relating to our compliance with applicable listing requirements. Claims related to any such breaches, with or without merit, could result in costly litigation, significant liabilities and diversion of our management’s time and attention and could have a material adverse effect on our financial condition, business and results of operations. In addition, the suspension or delisting of our common stock, or the commencement of delisting proceedings, for whatever reason, may materially impair our stockholders’ ability to buy and sell shares of our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock.

If we fail to attract or maintain securities analysts to publish research on our business or if they publish or convey negative evaluations of our business, the price of our stock could decline.

The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts covering our business downgrade their evaluations of our stock, the price of our common stock could decline. As of the date of this offering circular, to our knowledge, four analysts cover our company. If one or more of these analysts cease coverage or fail to regularly publish reports on our business, we could lose visibility in the financial markets, which in turn could cause our common stock price or trading volume to decline.

Risks Related to This Offering

There is no public market for any of the Investor Units, the shares of Series A Preferred Stock or the Investor Warrants being offered in this offering.

There is no existing trading market for the Investor Units, Series A Preferred Stock or the Investor Warrants, and we do not expect one to develop. None of the Investor Units, Series A Preferred Stock or the Investor Warrants are currently listed on any exchange or quoted in any automated dealer quotation system or other over-the-counter market, and we do not intend to seek a listing or quotation for any of them. With no trading market, it may be extremely difficult or impossible for you to resell your Series A Preferred Stock or Investor Warrants if you should desire to do so. In addition, there can be no assurance that, in the event you are able to find a purchaser for your Series A Preferred Stock or Investor Warrants, that you will be able to resell such securities at the price you paid in this offering. Prospective investors who require liquidity in their investment should not rely upon the Series A Preferred Stock or Investor Warrants being offered in this offering as a short-term component of their return on investment.

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This is a fixed price offering and the fixed offering price may not accurately represent the current value of our company or our assets at any particular time. Therefore, the purchase price you pay for the Investor Units may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for the Investor Units is fixed and will not vary based on the underlying value of our assets at any time. The offering price has not been based on appraisals of any assets we own or may own, or of our company as a whole, nor do we intend to obtain such appraisals. Therefore, the offering price may not be supported by the current value of our company or our assets at any particular time. See the section titled “Determination of Offering Price,” below.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might spend the proceeds in ways with which you and other investors do not agree, or in ways that do not improve our financial condition, operating results, or market value, which could compromise our ability to pursue our business strategy and adversely affect the value of your investment and the market price of our common stock. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. See the section titled “Use of Proceeds,” below.

Holders of shares of our Series A Preferred Stock and Investor Warrants will have no rights as common stockholders until such holders convert or exercise such shares or warrants, respectively, and acquire shares of our common stock.

If you hold shares of our Series A Preferred Stock or Investor Warrants you will have no rights with respect to the shares of our common stock underlying such shares and warrants, such as voting rights, unless and until you acquire the shares of our common stock issuable upon conversion or exercise of such shares and warrants, respectively. Upon conversion or exercise of shares of our Series A Preferred Stock or Investor Warrants, respectively, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the date on which the shares are deemed issued upon such conversion or exercise, as applicable.

The Investor Warrants are speculative in nature.

The Investor Warrants do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our common stock at a fixed price. Moreover, following this offering, the market value of the Investor Warrants is uncertain and there can be no assurance that the market price of our common stock will equal or exceed the exercise price of the Investor Warrants, and consequently, whether it will ever be profitable for holders to exercise the Investor Warrants.

This offering is being conducted on a “best efforts” basis and no minimum amount of securities is required to be sold.

The selling agent has agreed to use its reasonable best efforts to sell the Investor Units in this offering. The selling agent has no obligation to buy any of the Investor Units from us or to arrange for the purchase or sale of any specific number or dollar amount of the Investor Units. There is no required minimum number of Investor Units that must be sold as a condition to closing this offering. Because there is no minimum offering amount required as a condition to closing this offering, the actual offering amount, selling agent fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts described in this offering circular. We may sell fewer than all of the Investor Units offered hereby, which may significantly reduce the amount of net proceeds received by us, and investors in this offering will not receive a refund. No assurance can be given to you that any funds will be invested in this offering other than your own or that we will have sufficient funds to execute our business plan or satisfy our working capital requirements and you will bear the risk that we will be unable to secure the funds necessary to meet our current and anticipated financial obligations.

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We may terminate this offering at any time.

We reserve the right to terminate this offering at any time and for any reason or no reason, regardless of the number of Investor Units sold. There is no minimum offering amount that we must raise in this offering before we complete a closing. We may close on any funds that we receive. An investor’s subscription is binding and irrevocable and an investor will not have the right to withdraw their subscription or receive a return of their investment funds unless we reject their subscription or we terminate this offering before accepting their subscription. Potential investors should be aware that there can be no assurance that any funds other than their funds will be invested in this offering.

If you purchase Investor Units in this offering, your interest will be immediately diluted to the extent of the difference between the offering price per Investor Unit and the adjusted net tangible book value per share of our common stock after this offering.

The offering price per Investor Unit in this offering is $5.00. Each Investor Unit consists of one share of Series A Preferred Stock, which is convertible into two shares of our common stock, and two Investor Warrants, each to purchase one share of our common stock at a per share exercise price of $4.00, in each case, subject to customary adjustments in the event of stock dividends, stock splits, reorganizations or similar events. The effective purchase price per share of common stock issuable upon conversion of each share of Series A Preferred Stock is $2.50. After giving effect to the sale of all the Investor Units in this offering for an aggregate offering amount of $24.3 million, assuming no exercise of any of the Investor Warrants or Agent Unit Warrants, and after deducting the selling agent’s fees and estimated offering expenses payable by us, you would suffer immediate dilution of $1.44 per share in the pro forma as adjusted net tangible book value of our common stock. See the section titled “Dilution,” below.

If you purchase our securities in this offering, you may experience future dilution as a result of future financings.

We will issue additional shares of our common stock or other equity or convertible debt securities in order to raise additional capital. Future investors in such financings may have rights superior to investors in this offering, and the effective price per share at which we sell shares of common stock in future financings may be at a higher or lower effective price per share of common stock than the effective price per share of common stock in this offering.

We may issue equity or debt securities that are senior to our Series A Preferred Stock as to distributions and in liquidation, which could materially adversely affect the value of our Series A Preferred Stock.

We may issue equity or debt securities, which could include issuances of other series of preferred stock and/or senior secured debt securities. In the event of our liquidation, holders of equity or debt securities that rank senior to our Series A Preferred Stock would receive a distribution of our available assets before distributions to holders of our Series A Preferred Stock and our common stock. Any shares of preferred stock, if issued, may have a preference with respect to distributions and upon liquidation that is senior to the preference of our Series A Preferred Stock, which could further limit our ability to make distributions to holders of our Series A Preferred Stock and our common stock. Because our decision to issue securities and the terms of such securities in future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the value of the securities offered in this offering.

The subscription agreement that investors will execute in connection with this offering has an exclusive forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.

The subscription agreement that investors will execute to purchase Investor Units requires any claims against us based on the subscription agreement to be brought in a state or federal court of competent jurisdiction in the State of Delaware. By purchasing Investor Units, investors consent to the jurisdiction of the state courts located within the State of Delaware. Investors located outside the State of Delaware may have difficulty bringing any legal claim against us due to geographic limitations and may find it difficult and costly to respond to claims. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes, may increase investors’ costs of bringing suit and may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the provision inapplicable to a particular claim or unenforceable, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations. This exclusive forum provision would not apply to suits brought to enforce a duty or liability created by federal securities laws or any other claim for which the U.S. federal courts have exclusive jurisdiction.

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Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) bringing any such claim.

Investors in this offering will be bound by the terms of the subscription agreement they sign in connection with their investment, which includes a provision under which investors waive the right to a jury trial of any claim they may have against us arising out of or relating to the agreement other than those arising under the federal securities laws.

If we oppose a jury trial demand based on the jury trial waiver, we expect that a court will determine whether the waiver is enforceable based on the facts and circumstances of that case in accordance with the applicable law and that a court will consider whether the visibility of the jury trial waiver provision within the agreement was sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that the jury trial provision is sufficiently prominent in the subscription agreement. You should consult legal counsel regarding the jury waiver provision before signing the subscription agreement.

If you bring a claim against us arising out of or relating to the subscription agreement (other than a claim arising under the federal securities laws), you may not be entitled to a jury trial with respect to such claim, which may limit and discourage claims against us. If a claim is brought against us under the subscription agreement and it is not subject to a jury trial, it would be conducted under different procedures and may result in outcomes that differ from those that may have resulted if the claim was heard by a jury, including outcomes that could be less favorable to you.

Investors electing to pay for their Investor Units with a credit card may impact the return on their investment.

Investors in this offering have the option of paying for their investment with a credit card. Interest or other fees you may incur related to using that form of payment may increase the effective purchase price of the Investor Units you purchase in this offering. For example, you may incur interest on unpaid card balances, and credit card interest rates can be high, more than 20% in certain cases. The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for the purchase of securities and will subject you to risks inherent in this form of payment, including that, if you fail to make a credit card payment (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as is the case in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

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DESCRIPTION OF SECURITIES BEING OFFERED

Authorized Capital

We are authorized to issue up to 240,000,000 shares of common stock, $0.0001 par value per share, and up to 5,000,000 shares of preferred stock, $0.01 par value per share. As of December 11, 2025, we had outstanding 14,289,502 shares of common stock and no shares of preferred stock. The issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

The following is a brief description of the rights of our common stock and Series A Preferred Stock. The description is qualified in its entirety by reference to, and should be read in conjunction with, our Restated Certificate of Incorporation (as amended to date, including the Certificate of Correction of the Certificate of Amendment of our Restated Certificate dated June 21, 2024, our “certificate of incorporation”), the form of Certificate of Designations of Series A Convertible Preferred Stock filed as an exhibit to the offering statement of which this offering circular forms a part (the “Series A Preferred Stock certificate of designation”), our Third Amended and Restated By-laws (as amended, our “bylaws”), and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). Our certificate of incorporation and bylaws are filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. See the section titled, “Where You Can Find More Information,” below.

Common Stock

Voting Rights. Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights. When a quorum is present at any meeting, generally any matter other than the election of directors to be voted upon by the stockholders at such meeting will be decided by the vote of the holders of shares of stock having a majority in voting power of the votes cast by the holders of all of the shares of stock present or represented at the meeting and voting affirmatively or negatively on such matter (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each such class or series, the holders of a majority in voting power of the shares of stock of that class or series present or represented at the meeting and voting affirmatively or negatively on such matter), except when a different or minimum vote is required by applicable law, our certificate of incorporation or bylaws, in which case such different or minimum vote will be the applicable vote on the matter. When a quorum is present at any meeting, any election by stockholders of directors will be determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

Dividend Rights. Subject to preferences that may apply to any then outstanding shares of preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

No Preemptive Rights. Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock.

Fully Paid and Non-assessable. All of our outstanding shares of common stock are, and the shares of common stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the Investor Warrants will be, fully paid and nonassessable.

Rights of Preferred Stock May be Senior to Rights of Common Stock. Our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, any or all of which may be greater than the rights of the holders of our common stock.

Series A Preferred Stock

Our board of directors designated a total of 4,999,620 shares of our preferred stock as our Series A Preferred Stock. We will file the Series A Preferred Stock certificate of designation with the Delaware Secretary of State prior to the initial closing of this offering. Our Series A Preferred Stock will have the following voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions:

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Voting Rights. Except as required by law, our Series A Preferred Stock has no voting rights.

Ranking. Our Series A Preferred Stock will rank, as to rights upon our liquidation, dissolution, or winding up, senior to our common stock. The terms of our Series A Preferred Stock will not limit our ability to (i) incur indebtedness or (ii) issue additional equity securities that are senior in rank to our Series A Preferred Stock as to dividend or distribution rights and rights upon our liquidation, dissolution or winding up.

Stated Value. Each share of our Series A Preferred Stock has an initial stated value of $5.00, subject to customary adjustments in the event of stock dividends, stock splits, reorganizations or similar events affecting our Series A Preferred Stock.

Dividend Rights. Holders of our Series A Preferred Stock will not be entitled to receive any dividends.

Liquidation Preference. The liquidation preference for each share of our Series A Preferred Stock is $5.00 per share, subject to customary adjustments in the event of stock dividends, stock splits, reorganizations or similar events affecting our Series A Preferred Stock. Upon a liquidation, dissolution or winding up of our company, to the extent we have the cash available, holders of shares of our Series A Preferred Stock will be entitled to receive the liquidation preference with respect to their shares of Series A Preferred Stock.

Company Call Option. Commencing on the third anniversary of the initial closing of this offering and continuing indefinitely thereafter, we will have a right to call for redemption the outstanding shares of our Series A Preferred Stock at a per share call price equal to the lesser of (i) the stated value per share plus a non-compounded rate of return calculated at 8% per annum, and (ii) 200% of the stated value per share, subject to customary adjustments in the event of stock dividends, stock splits, reorganizations or similar events affecting our Series A Preferred Stock. To exercise the call right, we will notify each holder of record of the then outstanding shares of our Series A Preferred Stock that we will redeem all or a part of outstanding shares on a date that is no earlier than 20 and no later than 60 days after the date of notice. If less than all the outstanding shares are to be redeemed, we will redeem the shares on a pro rata basis, selection by lot or in such other equitable manner we determine.

Conversion at Option of Holder. At any time after issuance, each share of our Series A Preferred Stock is convertible at the option of the holder thereof at a conversion price of $2.50 per share, subject to customary adjustments in the event of stock dividends, stock splits, reorganizations or similar events. Accordingly, each share of our Series A Preferred Stock is initially convertible into two shares of our common stock.

Forced Conversion. If at any time after issuance, any of the following events occurs, we will have the right to require the holders of our Series A Preferred Stock to convert all, or any portion of, their shares of our Series A Preferred Stock into shares of our common stock: (a) a change in control, (b) if the closing price of our common stock is at or above $4.50 per share, subject to customary adjustments in the event of stock dividends, stock splits, reorganizations or similar events, for any 10 trading days out of any 30 consecutive trading day period, or (c) if we consummate a firm commitment public offering of our common stock resulting in gross proceeds of at least $15.0 million at an offering price per share equal to or greater than $4.50, subject to customary adjustments in the event of stock dividends, stock splits, reorganizations or similar events.

Limitations on Conversion. Notwithstanding the conversion rights described above, to the extent prohibited by applicable rules of The Nasdaq Stock Market LLC or any other national securities exchange or trading market on which our capital stock is listed, we will not issue shares of our common stock upon conversion of shares of our Series A Preferred Stock if such issuance will result in a change of control of the Company under Nasdaq Listing Rule 5635(b) or would violate Nasdaq Listing Rule 5635(d), in each case, unless we obtain stockholder approval of such issuance in accordance with such applicable rules. For purposes of Nasdaq Listing Rule 5635(b), generally, a change of control would be considered to occur if the issuance of shares of our common stock to a holder would result in such holder, or a group of investors that includes such holder, owning, or have the right to acquire, 20% or more of our outstanding shares of common stock and such ownership position would be the largest ownership position in our company. As it applies to this offering, Nasdaq Listing Rule 5635(d) generally provides that if the initial conversion price of the Series A Preferred Stock is less than the “Minimum Price” (as such term is defined in Nasdaq Listing Rule 5635(d)) plus $0.125 (with such amount added to account for the valuation, under the Nasdaq Listing Rules, of the warrants to be issued as part of the units in this offering), stockholder approval is required prior to the issuance of shares of common stock in this offering that equals or exceeds 20% or more of the total number of shares of common stock outstanding as of immediately prior the initial closing of this offering.

No Redemption Right. Our Series A Preferred Stock has no maturity date, and we are not required to redeem any of our Series A Preferred Stock at any time. Accordingly, unless converted into shares of our common stock or we exercise our call option, our Series A Preferred Stock will remain outstanding indefinitely.

Fully Paid and Non-assessable. The shares of our Series A Preferred Stock issued in this offering will be fully paid and nonassessable.

Investor Warrants

Each Investor Warrant is exercisable for one share of our common stock at an exercise price of $4.00 per share of common stock, subject to customary adjustments in the event of stock dividends, stock splits, reorganizations or similar events. The Investor Warrants will be exercisable at any time after issuance through the 36-month anniversary of their date of issuance. A holder (together with its affiliates) may not exercise any portion of such holder’s Investor Warrants to the extent that the holder would own more than 4.99% of our outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Investor Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Investor Warrants. Notwithstanding the foregoing, to the extent prohibited by applicable rules of The Nasdaq Stock Market LLC or any other national securities exchange or trading market on which our capital stock is listed, we will not issues shares of our common stock upon exercise of an Investor Warrant if such issuance will result in a change of control of the Company under Nasdaq Listing Rule 5635(b) or would violate Nasdaq Listing Rule 5635(d), in each case, unless we obtain stockholder approval of such issuance in accordance with such applicable rules. See “—Series A Preferred Stock—Limitations on Conversion,” above.

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Anti-Takeover Effect Provisions

Certain provisions in our certificate of incorporation and bylaws may have an anti-takeover effect, including:

Classified Board. We have a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the composition of a majority of our board of directors.

Number of Directors. The number of directors on our board of directors is established by our board of directors from time to time, which may delay the ability of stockholders to change the composition of a majority of our board of directors.

No Cumulative Voting. Our stockholders cannot cumulate their votes in the election of directors, which limits the ability of minority stockholders to elect director candidates.

Filling of Vacancies. Our board of directors has the exclusive right to elect a director to fill any vacancy or newly created directorship.

Removing Directors. A director may be removed only for cause and only by the affirmative vote of at least 75% of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.

Prohibition on Written Consent. Our stockholders are prohibited from acting by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders.

Calling Special Meetings. Special meetings of our stockholders may be called only by our board of directors, the chair of our board of directors or our chief executive officer, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

Advance Notice Procedures. Stockholders must comply with the advance notice procedures in our bylaws to nominate candidates to our board of directors and to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from soliciting proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Supermajority Provisions. The affirmative vote of the holders of at least 75% of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors is required to amend or repeal, or to adopt any provision inconsistent with, certain provisions in our certificate of incorporation that relate to, among other matters, the classification of our board of directors, the number of our directors, the removal of our directors, the filling of vacancies on our board of directors, the prohibition on our stockholders to act by written consent, and the calling of special meetings of our stockholders.

Bylaw Amendments. Our board of directors, by majority vote, may amend, alter or repeal our bylaws and may adopt new bylaws. Our stockholders may not adopt, amend, alter or repeal our bylaws or adopt any provision inconsistent therewith, unless such action is approved, in addition to any vote required by our certificate of incorporation, by the affirmative vote of holders of at least 75% of the votes that all the stockholders would be entitled to cast in any annual election of directors or class of directors, and the affirmative vote of holders of at least 75% of the votes that all the stockholders would be entitled to cast in any annual election of directors or class of directors is required to amend or repeal, or to adopt any provision inconsistent with, the foregoing. These provisions may inhibit the ability of an acquirer from amending our certificate of incorporation or bylaws to facilitate a hostile acquisition and may allow our board of directors to take additional actions to prevent a hostile acquisition.

Preferred Stock. Our board of directors can determine to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could significantly dilute the ownership of a hostile acquirer.

Additional Authorized Shares of Capital Stock. The shares of authorized common stock and preferred stock available for issuance under our certificate of incorporation could be issued at such times, under such circumstances, and with such terms as to delay or impede a change in control.

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In addition, we are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for three years following the date that such stockholder became an interested stockholder, unless: (i) before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock not owned by the interested stockholder.

The term “business combination” generally includes mergers or consolidations resulting in a financial benefit to the interested stockholder. The term “interested stockholder” generally means any person, other than the corporation and any direct or indirect majority-owned subsidiary of the corporation, who, together with affiliates and associates, owns (or owned within three years prior to the determination of interested stockholder status) 15% or more of the outstanding voting stock of the corporation.

Exclusive Forum. Our bylaws provides that, unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of our company, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, other employees, agents or stockholders to us or to our Company’s stockholders, including, without limitation, a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws (including any right, obligation or remedy thereunder), (d) any action as to which the DGCL confers jurisdiction on the Delaware Court of Chancery, and (e) any action asserting a claim governed by the internal affairs doctrine. Our bylaws also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Our bylaws also provide that any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to the foregoing.

Listing & Holders

Our common stock is listed on the NASDAQ Capital Market under the symbol “DARE.” There is no existing trading market for the Investor Units, Series A Preferred Stock or the Investor Warrants, and we do not expect one to develop. None of the Investor Units, Series A Preferred Stock or the Investor Warrants are currently listed on any exchange or quoted in any automated dealer quotation system or other over-the-counter market, and we do not intend to seek a listing or quotation for any of them.

As of December 11, 2025, we had approximately 32 stockholders of record. The number of stockholders of record is based upon the actual number of holders registered on our books at such date. A substantially greater number of holders of our common stock are “street name” or beneficial holders, whose shares are held by banks, brokers and other financial institutions.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company LLC. We will serve as the transfer agent and registrar for our Series A Preferred Stock and the Investor Warrants.

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PLAN OF DISTRIBUTION

We are offering on a “best efforts” basis up to 4,854,000 Investor Units at an offering price of $5.00 per Investor Unit, for a maximum offering amount of $24,270,000 worth of Investor Units. Each Investor Unit consists of one share of our Series A Preferred Stock and two Investor Warrants. The minimum investment amount per investor is $250 or a minimum of 50 Investor Units, subject to our right to accept a lesser amount. The shares of our Series A Preferred Stock and the Investor Warrants that are part of the Investor Units are immediately separable and will be issued separately but must be purchased together as an Investor Unit. The Investor Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. See “Description of Securities Being Offered” beginning on page 24 for information regarding our Series A Preferred Stock, the Investor Warrants and the shares of our common stock issuable upon conversion and exercise of the Series A Preferred Stock and Investor Warrants, respectively.

We intend to market the Investor Units using both online and offline means. Online marketing may take the form of contacting potential investors through electronic media, television broadcast advertising and posting this offering circular on an online investment platform. All advertising will direct investors to the online investment platform. This offering circular may be downloaded by prospective investors from [●].

This offering will terminate at the earliest of (i) the date on which the maximum offering amount of Investor Units has been sold, (ii) the date that is one year after the date on which the offering statement of which this offering circular forms a part is qualified by the SEC, and (iii) the date on which we determine to terminate this offering, which we may do in our sole discretion at any time and for any reason or no reason.

We intend to complete multiple closings for this offering on a rolling basis until the maximum offering amount is raised or this offering is terminated. Until we complete a closing, the amounts invested by investors in this offering will be kept in an escrow account maintained at Wilmington Trust, N.A.

We intend to have the initial closing on a date mutually determined by us and the lead selling agent. In determining when to have the initial closing, we and the lead selling agent will take into account the number of investors with funds deposited in the escrow account that have cleared the requisite anti-money laundering, know your client and background check procedures, and the total amount of funds held in escrow pending the initial closing (although no minimum amount of funds is required to conduct the initial or any subsequent closing). The frequency of subsequent closings will depend on the same factors described in the preceding sentence and may occur as frequently as weekly. Investors should expect to wait up to approximately 30 days and no longer than 45 days before we accept or reject their subscriptions. An investor’s subscription is binding and irrevocable and an investor will not have the right to withdraw their subscription or receive a return of their investment funds unless we reject their subscription or we terminate this offering before accepting their subscription. You will receive a confirmation of your investment promptly following the closing in which you participate.

At each closing, the funds deposited into escrow by investors whose subscriptions have been accepted by us will be distributed to us and the shares of Series A Preferred Stock and Investor Warrants will be issued to the investors participating in such closing. If there are no closings, if your subscription is rejected or if funds remain in the escrow account upon termination of this offering without any corresponding closing, the funds so deposited in the escrow account will be promptly returned to the applicable investors, without deduction and without interest. See “—Procedures for Subscribing,” below.

You may not subscribe to purchase the securities offered hereby before the date that the offering statement of which this offering circular forms a part is qualified by the SEC. Before such date, you may only make non-binding indications of your interest to purchase securities in the offering.

There is no minimum offering amount that we must raise in this offering before we complete a closing. We may close on any funds that we receive. Potential investors should be aware that there can be no assurance that any funds other than their funds will be invested in this offering.

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Engagement of Digital Offering

We entered into an engagement letter with Digital Offering dated June 22, 2025, pursuant to which it agreed to act as the lead managing selling agent for this offering and to use its best efforts to sell the Investor Units in this offering. However, Digital Offering made no commitment to purchase, and is under no obligation to purchase or to arrange for the sale of, any specific number or dollar amount of the Investor Units offered hereby. Digital Offering is an “underwriter” of this offering within the meaning of Section 2(a)(11) of the Securities Act. We paid Digital offering a consulting fee of $25,000 upon signing of the engagement letter. The term of the engagement began on June 22, 2025 and will end on the earliest of: (a) the date that engagement letter is terminated in accordance with its terms, (b) June 30, 2026, and (c) the date that this offering is terminated.

The engagement provides that Digital Offering will create a selling group for this offering comprised of broker-dealers who are registered with the SEC and who are Financial Industry Regulatory Authority (“FINRA”) members and/or rely on soliciting dealers who are FINRA members to participate in placing a portion of the Investment Units offered hereby (such broker-dealers, FINRA members, soliciting dealers, and other members of the selling group, the “selling group members”). No selling group member made or will make any commitment to purchase, and no selling group member is or will be under any obligation to purchase or to arrange for the sale of, any specific number or dollar amount of the Investor Units offered hereby. Digital Offering will be responsible for the payment of all compensation payable to, and all costs and expenses incurred for, all selling group members, and will be permitted to allocate the placement fees and Agent Unit Warrants payable to Digital Offering to the selling group members in its discretion. As of the date the offering statement of which this offering circular is a part was initially filed with the SEC, we have been advised that Digital Offering has not retained any selling group members.

In addition to the engagement letter described above, we plan to enter into a selling agency agreement with Digital Offering prior to the commencement of this offering.

Selling Agents’ Placement Fees

Digital Offering will be entitled to a placement fee of 7.25% of the gross proceeds received by us from the sale of Investor Units in this offering. Assuming we sell the maximum offering amount of Investor Units, the aggregate placement fees payable to Digital Offering would be $1,759,575. The table below shows the placement fees payable to Digital Offering on a per-Investor Unit basis.

Per Investor Unit
Public offering price	$5.00
Placement fee payable to Digital Offering	$0.36
Proceeds to us, before expenses	$4.64

Selling Agent’s Warrants

We will also issue Agent Unit Warrants to Digital Offering to purchase that number of Agent Units equal to 3% of the total number of Investor Units sold in this offering. The Agent Unit Warrants and the securities comprising and underlying the Agent Units Warrants will not be transferable for a period of six months after the date of commencement of sales in this offering (in compliance with FINRA Rule 5110(e)(1)) and the Agent Unit Warrants will expire five years after the date of commencement of sales in this offering.

The exercise price per Agent Unit Warrant will be $6.25, which equals 125% of the offering price of the Investor Units. The Agent Units issuable upon exercise of the Agent Unit Warrants will consist of one share of our Series A Preferred Stock and two warrants, each to purchase one share of our common stock at an exercise price of $4.00 per share, subject to customary adjustments in the event of stock dividends, stock splits, reorganizations or similar events.

The Agent Unit Warrants will provide for cashless exercise in the event there is not a qualified offering statement covering the securities underlying the Agent Units Warrants, and immediate “piggyback” registration rights, with a duration of seven years from the date of commencement of sales in this offering (in compliance with FINRA Rule 5110(g)(8)(D)), with respect to the registration of the shares of common stock underlying the shares of Series A Preferred Stock and the warrants that are part of the Agent Unit Warrants.

This offering circular also relates to the Agent Unit Warrants, the shares of our Series A Preferred Stock and warrants issuable upon exercise of the Agent Unit Warrants, and the shares of our common stock issuable upon conversion of such shares of Series A Preferred Stock and upon exercise of such warrants (collectively, the “Agent Securities”).

The Agent Securities have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The selling agents and their permitted assignees under such rule, may not exercise, sell, transfer, assign, pledge, or hypothecate any of the Agent Securities, nor will the selling agents or any of their permitted assignees engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Agent Securities for a period of 180 days from the date of commencement of sales in this offering, except that they may be transferred, in whole or in part, by operation of law or by reason of our reorganization, or to any selling group member and their respective officers, partners or registered representatives if the Agent Securities so transferred remain subject to the foregoing lock-up restrictions for the remainder of the time period.

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Offering Expenses

We are responsible for all expenses we incur relating to this offering, including all filing fees relating to the qualification of the offering statement of which this offering circular is a part and the filing of offering materials with FINRA, and the fees and expenses of our accountants and legal counsel.

We will reimburse Digital Offering for up to $85,000 of its reasonable, out-of-pocket, and documented fees and expenses incurred in connection with this offering, $25,000 of which has been paid to date, which will, in compliance with FINRA Rule 5110(g)(4)(a), be reimbursed to us to the extent not actually incurred.

Subscription Processing

We engaged EquiDeFi, Ltd. (“EquideFi”) to create and maintain the online subscription processing platform for this offering. After the offering statement of which this offering circular is a part is qualified by the SEC, this offering will be conducted, in part, using EquiDeFi’s online subscription processing platform accessible at [●]. At that website investors will be able to access, review, execute and deliver subscription agreements and pay for the Investor Units they purchase through a third-party processor by ACH debit transfer, wire transfer or credit card.

We will pay EquiDeFi a $6,000 set-up fee and a $2,500 monthly account maintenance fee.

If investors elect to pay for their Investor Units with a credit card (including through a digital wallet – e.g., Apple Pay or Google Pay) or by ACH or wire transfer, we will pay a credit card processing fee of 4.0% of such investor’s investment amount plus $0.30 per transaction and an ACH or wire transfer fee of 0.5% of such investor’s investment amount plus $5.00 per transfer. We will also be responsible for fees related to chargebacks and failed payments.

Indemnification

We have agreed to indemnify Digital Offering, selling group members and controlling persons of the foregoing against losses, damages and liabilities to which such parties may become subject which are related to or result from the performance of their services in connection with this offering. If such indemnification is for any reason held unenforceable, we agreed to contribute to the losses, damages and liabilities for which such indemnification is held unenforceable.

Our Relationship with the Lead Selling Agent

From time to time in the future, Digital Offering may provide various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which it may receive customary fees and commissions. However, we have no present arrangements with Digital Offering for any future services. During the past five years, Digital Offering had not provided any services to us or our affiliates.

In the ordinary course of their various business activities, Digital Offering and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities. Digital Offering and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities, or recommend to clients that they acquire, long and/or short positions in such securities.

Investment Limitations & How to Calculate Net Worth

In order to purchase Investor Units and before funds to purchase Investor Units may be accepted, potential investors will be required to represent, to our satisfaction, that either (a) they are an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act, or (b) their investment amount is not more than 10% of the greater of their annual income or net worth. In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary, directly or indirectly, provides the funds to purchase the Investor Units. The investment limitations are imposed by law, not by us. Before making any representation that your investment does not exceed 10% of the greater of you annual income or net worth, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

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Net worth is defined as the difference between your total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence).

Rule 501 of Regulation D under the Securities Act defines an “accredited investor” as:

●	a natural person who has individual net worth, or joint net worth with the person’s spouse, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person;

●	a natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;

●	a trust with assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person;

●	a business in which all the equity owners are accredited investors;

●	an employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million;

●	a bank, insurance company, registered investment company, business development company, or small business investment company;

●	a charitable organization, corporation, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets exceeding $5 million; and

●	a director, executive officer, or general partner of the company selling the securities, or any director, executive officer, or general partner of a general partner of that company.

Procedures for Subscribing

General

You may not subscribe to purchase Investor Units in this offering prior to the date this offering is qualified by the SEC. Before such date, you may only make non-binding indications of your interest to purchase Investor Units.

Procedures for subscribing directly through our website

Below is a summary of the subscription procedure through our website:

1.	Go to [●] and click on the “Invest Now” button.

2.	Complete, execute and deliver a subscription agreement (a form of which is filed as an exhibit to the offering statement of which this offering circular is a part).

3.	Deliver funds directly by wire, debit card, credit card or electronic funds transfer via ACH to the escrow account (see “—Escrow Account and Right to Review and Accept or Reject Subscriptions,” below).

4.	Once funds or documentation are received an automated anti-money laundering (“AML”) check will be performed to verify the identity and status of the investor.

5.	After the AML check, an investor will electronically receive, review, execute and deliver to us a subscription agreement. Investors must complete, execute and deliver a subscription agreement in order to invest. The subscription agreement will include a representation by the investor to the effect that, if the investor is not an “accredited investor,” the investor is investing an amount that does not exceed the greater of 10% of the investor’s annual income or 10% of the investor’s net worth (see “—Investment Limitations & How to Calculate Net Worth,” above).

Escrow Account and Our Right to Review and Accept or Reject Subscriptions

We intend to complete multiple closings in this offering on a rolling basis. If you desire to invest in this offering, you will be required to complete, execute and deliver a subscription agreement and deliver the purchase price for the Investment Units you desire to purchase into an escrow account maintained by Wilmington Trust, N.A., the escrow agent for this offering.

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Once you submit the subscription agreement and deliver the purchase price for the Investment Units you desire to purchase into escrow, you may not revoke or change your subscription or request any portion of such purchase price be returned to you.

All funds delivered to the escrow account will be held in escrow until your subscription is reviewed and we decide whether to accept or reject it. We have the right to review and accept or reject a subscription in whole or in part, for any reason or for no reason. If we confirm that your subscription is complete and we decide to accept it, at a subsequent closing, we will countersign your subscription agreement, the funds you delivered into the escrow account for your investment will be transferred to us and the shares of Series A Preferred Stock and Investor Warrants that comprise the Investor Units you subscribed to purchase will be issued to you. If your subscription is rejected or if a closing does not occur after you have delivered your funds into escrow, your subscription will be cancelled and the funds you delivered into escrow will be returned to you promptly, without deduction and without interest.

Investor Perks

In recognition of investors who share our mission to advance women’s health innovation, we intend to offer to eligible investors in this offering certain non-financial perks and benefits (“Investor Perks”). Investor Perks are not investment returns and do not affect the terms or value of the securities being offered. All Investor Perks are subject to availability, applicable laws and regulations, and the fulfillment conditions described below. As described below, we reserve the right to modify or discontinue any Investor Perk at any time prior to fulfillment.

Investor Perk Tiers

The table below describes the Investor Perks we intend to offer to investors who subscribe to purchase Investor Units in this offering and the minimum amount required to be invested in this offering to be eligible to receive the applicable Investor Perk.

Investment Amount	Description of Perk
$250 or more	● “Over Being Overlooked™” claw clip recognizing participation in Daré’s mission.

$500 or more	● All perks at the $250 tier. ● “Over Being Overlooked™” set of four coasters or tote bag.

$1,000 or more	● All perks at lower tiers. ● Invitation to a virtual DARE to PLAY™ Launch event with Daré leadership. ● Voucher for one complimentary 30 gram tube of DARE to PLAY™ Sildenafil Cream.

$2,500 or more	● All perks at lower tiers.
● Invitation to attend in-person an investor-only roundtable with Daré’s CEO and scientific advisors.
● Voucher for a complimentary bundle of DARE to PLAY™ Sildenafil Cream and DARE to RESTORE™ probiotic.

$5,000 or more	● All perks at lower tiers. ● Invitation to attend in-person a Women’s Health Innovation Summit hosted by Daré. ● Limited-edition “Over Being Overlooked™” baseball cap signed by Daré’s leadership.

$10,000 or more	● All perks at lower tiers. ● Recognition as a “Daring to Put Her Health FirstTM” Advocate on Daré’s corporate website and in select annual communications (optional).

Investor Perks – General Terms & Conditions

By accepting any Investor Perk, you, the investor, agree to the following terms & conditions:

Daré will seek to coordinate timely delivery and access to the listed perks; however, timing and availability may be subject to logistical, operational, or third-party constraints.

Daré is of the opinion that these Investor Perks do not have any cash value and do not alter the sales price or cost basis of the securities offered hereby. Rather, they are promotional in nature and intended to thank investors for supporting Daré’s mission and growth. Nonetheless, investors are strongly encouraged to consult their personal tax advisors to determine any potential tax consequences arising from the receipt of such Investor Perks in connection with their investment.

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Daré reserves the right to modify, substitute, or discontinue any Investor Perk at its discretion. Investor Perks are non-transferable unless otherwise noted and may be subject to additional eligibility or participation requirements at the time of fulfillment.

Investors must complete applicable documents and applications by applicable deadlines to be eligible for the Investor Perks.

Investor Perks may include access to and/or attendance at certain events, experiences, or activities (collectively, the “Events”), as designated by Daré in its sole discretion. Unless expressly stated in writing, the Investor Perks includes only admission to the Events and do not include transportation, lodging, meals, insurance, or other incidental expenses. Investors are solely responsible for all costs and expenses associated with attending the Events, including airfare, hotel accommodations, ground transportation, meals, personal expenses, and travel insurance. Daré does not reimburse or advance funds for such costs and has no liability for any travel-related issues or expenses. Investors assume all risks associated with travel to and attendance at the Events. To the maximum extent permitted by law, investors release Daré from all liability relating to travel, participation in the Events, or inability to participate.

Participation in the Events is voluntary. If investors are unable or unwilling to attend the Events for any reason—including travel issues, illness, scheduling conflicts, visa issues, or force majeure—the applicable Investor Perk is deemed forfeited in its entirety. No alternate Investor Perk, cash equivalent, substitution, refund, or credit will be provided.

Any product-related perk (e.g., the voucher for a complimentary 30 gram tube of DARE to PLAY™ Sildenafil Cream or the DARE to RESTORE™ probiotic) will be fulfilled following commercial availability and is subject to product availability, applicable prescribing and dispensing regulations and requirements and, if applicable, must be fulfilled through a licensed pharmacy partner.

The Investor Perks are personal to the investor and may not be transferred, assigned, substituted, or sold without Daré’s prior written consent.

INVESTORS ARE SOLELY RESPONSIBLE FOR ANY AND ALL FEDERAL, STATE, LOCAL, FOREIGN, OR OTHER TAXES, FEES, OR GOVERNMENTAL CHARGES ASSOCIATED WITH ACCEPTANCE OR USE OF INVESTOR PERKS. DARÉ HAS NO OBLIGATION TO PAY, REIMBURSE, GROSS-UP, OR OTHERWISE SATISFY ANY SUCH TAX OBLIGATIONS ON BEHALF OF INVESTORS.

Certain Provisions in the Subscription Agreement

Forum Selection Provision

The subscription agreement that investors will execute in connection with this offering includes a forum selection provision that requires any claims against us based upon or arising out of the subscription agreement to be brought in a state or federal court of competent jurisdiction in the State of Delaware. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived our compliance with federal securities laws and the rules and regulations promulgated thereunder. See the risk factor titled, “The subscription agreement that investors will execute in connection with this offering has an exclusive forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor,” in “RISK FACTORS—Risks Related to this Offering,” above.

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Jury Trial Waiver

The subscription agreement that investors will sign in connection with this offering includes a provision pursuant to which investors waive the right to a jury trial for any claim they may have against us arising out of or relating to the agreement, other than claims arising under federal securities laws. If we oppose a jury trial demand based on the waiver, we expect that a court will determine whether the waiver is enforceable based on the facts and circumstances of that case in accordance with applicable law. You should consult legal counsel regarding the jury waiver provision before signing the subscription agreement. See the risk factor titled, “Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) bringing any such claim,” in “RISK FACTORS—Risks Related to this Offering,” above.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the lead selling agent that would permit a public offering of the securities offered by this offering circular in any jurisdiction where action for that purpose is required. The securities offered by this offering circular may not be offered or sold, directly or indirectly, nor may this offering circular or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who have possession of this offering circular are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this offering circular. This offering circular does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this offering circular in any jurisdiction in which such an offer or a solicitation is unlawful.

USE OF PROCEEDS

Assuming we sell all $24,270,000 of Investment Units offered hereby, we estimate that the net proceeds to us from this offering will be approximately $22,213,856, after deducting the selling agent’s commissions and estimated offering expenses payable by us, and without taking into account any credit card, ACH or wire transfer fees that we may pay in connection with investors’ subscriptions.

In addition, we would receive up to an aggregate of approximately (a) $38,832,000 from the exercise of the Investor Warrants, (b) $910,125 from the exercise of the Agent Unit Warrants, and (c) $1,164,960 from the exercise of the Agent Common Warrants, in each case, assuming the exercise in full of all such warrants for cash, for which no assurances can be given.

We have no current specific plan for the net proceeds from this offering and we will retain broad discretion over their use. We currently intend to use the net proceeds from this offering for working capital and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in technologies and products or product candidates, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this offering circular. Pending the use of net proceeds from this offering, we plan to invest the net proceeds in short-term interest-bearing investment-grade securities, certificates of deposit or government securities.

While our ongoing Section 503B compounding and consumer health product initiatives are designed to drive near-term revenue, because we are in the early stages of executing against our Section 503B compounding and consumer health products business strategies and, as an organization, we have no experience in or infrastructure for commercializing products, both the timing and amount of potential revenue we may generate remain uncertain, and we expect to require significant additional funding in the future, together with the net proceeds from this offering, to execute against our business strategy and to continue to advance the development of, and seek regulatory approval for, our product candidates. Our determination as to when we will seek additional capital in the future and the amount of additional capital that we will need will be based on our evaluation of the progress we make in executing against our business strategy and our research and development programs, changes to the scope and focus of those programs, changes in grant funding for certain of those programs, and projection of future costs, revenues, and rates of expenditure. While we may seek to obtain additional capital through one or more equity offerings, debt financings, government or other grant funding, or other third-party funding transactions, including potential strategic alliances and licensing or collaboration agreements, or structured financings such as royalty monetization transactions, we cannot provide any assurance that adequate additional capital will be available on favorable terms, if at all. The unavailability or inadequacy of additional capital in the future when and as needed could force us to modify, curtail, delay, or suspend some or all aspects of our current planned operations, including by delaying, postponing, or canceling clinical trials or limiting the number of clinical trial sites of one or more of our product candidates.

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The following table below sets forth the estimated net proceeds assuming the sale of 25%, 50%, 75% and 100% of the 4,854,000 Investment Units offered hereby and does not reflect any credit card, ACH or wire transfer fees that we may pay in connection with investors’ subscriptions.

	25%	50%	75%	100%
No. of Investment Units sold	1,213,500	2,427,000	3,640,500	4,854,000
Gross proceeds	$6,067,500	$12,135,000	$18,202,500	$24,270,000
Selling agent commissions	$439,894	$879,788	$1,319,681	$1,759,575
Other offering expenses payable by us	$296,569	$296,569	$296,569	$296,569
Net proceeds	$5,331,037	$10,958,644	$16,586,250	$22,213,856

Notwithstanding the foregoing, we and the selling agent are offering the Investment Units on a “best efforts” basis and we are not required to sell any specific number or dollar amount of Investment Units in this offering. As such, we and the selling agent may sell less than the maximum number of Investment Units offered hereby, and we may receive net proceeds of less than the least amount set forth above.

DILUTION

The offering price per Investor Unit in this offering is $5.00. Each Investor Unit consists of one share of Series A Preferred Stock, which is convertible into two shares of our common stock, and two Investor Warrants, each to purchase one share of our common stock at a per share exercise price of $4.00, in each case, subject to customary adjustments in the event of stock dividends, stock splits, reorganizations or similar events. The effective purchase price per share of common stock issuable upon conversion of each share of Series A Preferred Stock is $2.50.

If you purchase Investor Units in this offering, your ownership interest in our common stock will be diluted immediately to the extent of the difference between the effective purchase price per share of common stock issuable upon conversion of each share of Series A Preferred Stock and the as adjusted net tangible book value per share of our common stock after this offering.

Our net tangible book value on September 30, 2025 was approximately $2.9 million, or approximately $0.21 per share. Net tangible book value per share is determined by dividing our net tangible book value, which consists of tangible assets less total liabilities, by the number of shares of our common stock outstanding on that date. Dilution per share to purchasers of Investor Units in this offering represents the amount by which the effective purchase price per share of common stock issuable upon conversion of each share of Series A Preferred Stock exceeds the as adjusted net tangible book value per share of our common stock after this offering.

After giving effect to the sale of all 4,854,000 Investor Units in this offering at an offering price of $5.00 per Investor Unit for gross proceeds of $24.3 million, after deducting the estimated commissions and estimated offering expenses payable by us, and assuming no exercise of any Investor Warrants or Agent Unit Warrants, our as adjusted net tangible book value as of September 30, 2025 would have been approximately $25.1 million, or $1.06 per share of common stock. This represents an immediate increase in as adjusted net tangible book value of $0.85 per share of common stock to existing stockholders and immediate dilution of $1.44 per share of common stock to purchasers of Investor Units in this offering based on the effective purchase price of $2.50 per share of common stock issuable upon conversion of each share of Series A Preferred Stock that is part of each Investor Unit. The following table illustrates this dilution on a per share of common stock basis:

Effective purchase price per share of common stock issuable upon conversion of each share of Series A Preferred Stock that is a part of each Investor Unit	$2.50
Net tangible book value per share as of September 30, 2025	$0.21
Increase in net tangible book value per share attributable to the net proceeds from this offering	$0.85
As adjusted net tangible book value per share as of September 30, 2025, after giving effect to this offering	$1.06
Dilution per share to purchasers of Investor Units in this offering	$1.44

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The above discussion and table are based on 13,929,502 shares of our common stock and zero shares of our preferred stock issued and outstanding as of September 30, 2025 and excludes, as of that date, the following:

●	1,409,042 shares of our common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $9.41 per share awarded under our stock incentive plans;

●	540,043 shares of our common stock available for future grant under our 2022 Stock Incentive Plan; and

●	1,268,572 shares of our common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $7.49 per share; and

●	360,000 shares of our common stock issued after September 30, 2025 pursuant to our equity line arrangement with Lincoln Park.

To the extent that any outstanding stock options or warrants are exercised, new stock-based awards are issued under our 2022 Equity Incentive Plan, or we issue additional shares of common stock or securities convertible or exercisable into shares of common stock in the future, including pursuant to our “at the market” offering program or our equity line arrangement with Lincoln Park or in connection with other capital raising transactions, there will be further dilution to investors in this offering. We may choose to raise additional capital at any time even if we believe we have sufficient funds for our current or future operating plans.

DETERMINATION OF OFFERING PRICE

Our common stock is listed on The Nasdaq Capital Market under the symbol “DARE.” On [●], 2025, the date on which this offering circular was qualified by the SEC, the closing price of our common stock was $[●] per share. The Investor Units consist of one share of our Series A Preferred Stock, which is convertible into two shares of our common stock, and two Investor Warrants, each to purchase one share of our common stock at an exercise price of $4.00 per share, in each case, subject to customary adjustments in the event of stock dividends, stock splits, reorganizations or similar events. The offering price of each Investor Unit was determined by us and the lead sales agent. Although the market price of our common stock was considered in determining the offering price of each Investor Unit and the per share exercise price of the Investor Warrant, neither the offering price nor the exercise price is related to, nor may it reflect, the market price of our common stock after this offering. Other factors considered in determining the offering price of each Investor Unit and the per share exercise price of the Investor Warrant include (i) our history and prospects and the history of and prospects for the industry in which we compete; (ii) our past and present financial performance; (iii) our prospects for future earnings; (iv) the general condition of the securities markets at the time this offering commences; and (v) other factors we and the lead sales agent deemed relevant.

DIVIDEND POLICY

We have not paid cash dividends on our common stock and we do not anticipate paying cash dividends on our common stock in the foreseeable future. We also do not anticipate that we will pay cash dividends on our Series A Preferred Stock in the foreseeable future. Instead, we anticipate that all of our earnings, if any, will be used for the operation and growth of our business. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws and contractual limitations, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

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EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers

Set forth below are the names, ages, offices held, tenure, and certain biographical information of each of our executive officers as of November 14, 2025.

Name	Age	Offices	Executive Officer Since
Sabrina Martucci Johnson	59	Chief Executive Officer, President, Secretary and Director	July 2017
MarDee Haring-Layton	49	Chief Accounting Officer	January 2024

Sabrina Martucci Johnson. Ms. Johnson is a life sciences executive committed to advancing improvements in women’s healthcare. She has served as our Chief Executive Officer since July 2017, following the completion of the business combination transaction through which the private company that conducted the business we currently conduct, which we refer to as Private Daré, became a public company. She co-founded Private Daré in 2015 and served as its President and Chief Executive Officer since its inception until the completion of the foregoing transaction. From May 2015 to July 2017, Ms. Johnson served as the Chief Financial Officer of the California Institute for Biomedical Research (now part of The Scripps Research Institute) served as President of WomanCare Global Trading, a specialty pharmaceutical company in female reproductive healthcare with commercial product distribution in over 100 countries, from October of 2014 to May of 2015, and served as its Chief Financial Officer and Chief Operating Officer from July 2013 to October 2014. Ms. Johnson provided financial consulting services to the WomanCare Global family of companies, including the United Kingdom-based non-profit division, from November 2012 to July 2013. From 2002 until its sale in 2010, Ms. Johnson served as Chief Financial Officer of Cypress Bioscience, Inc., a publicly-traded pharmaceutical company, and in addition served as its Chief Operating Officer from 2008 until its sale in 2010. Ms. Johnson began her career in the biotechnology industry as a research scientist with Baxter Healthcare, Hyland Division, working on their recombinant factor VIII program, and later held marketing and sales positions with Advanced Tissue Sciences and Clonetics Corporation. Ms. Johnson currently serves on the board of directors of ATAI Life Sciences, a publicly-traded clinical-stage biopharmaceutical company aiming to transform the treatment of mental health disorders, and of Biocom California, where she serves as Chair.

She also serves on the Emerging Companies Section Governing Board of the Biotechnology Innovation Organization. Additionally, Ms. Johnson serves on the Board of Advisors of Tulane University School of Science & Engineering, emeritus, and on the Newcomb Institute Dean’s Advisory Council. Ms. Johnson is also past co-president of Women Give San Diego, which funded non-profit organizations serving women and girls in San Diego, and formerly served on the board of Planned Parenthood of the Pacific Southwest, Athena San Diego, and formerly served as the Chair of the University of California San Diego (UCSD) Librarian’s Advisory Board. Ms. Johnson was formerly on the board of directors of Aethlon Medical, Inc., a publicly-traded company developing immunotherapeutic technologies to combat infectious disease and cancer. Ms. Johnson has a Masters of International Management degree with honors from the American Graduate School of International Management (Thunderbird), a MSc. in Biochemical Engineering from the University of London, University College London and a BSc. in Biomedical Engineering from Tulane University, where she graduated magna cum laude. Ms. Johnson’s leadership has been honored by Ernst & Young Entrepreneur of the Year (Pacific Southwest Region), Fierce Pharma’s Most Influential People in Biopharma, and inclusion on the Medicine Maker Power List and Endpoints Women in Biopharma. Our Board believes that Ms. Johnson is qualified to serve as our Chief Executive Officer and as a member of our Board due to her leadership experience in life sciences, women’s reproductive healthcare, development and commercial distribution of healthcare products, capital raises, and her experience as an officer in life sciences and women’s reproductive healthcare non-profit and for-profit companies, including publicly traded companies.

MarDee Haring-Layton. Ms. Haring-Layton joined Daré in January 2018 and has served as our Chief Accounting Officer since January 2024 where she is responsible for oversight of accounting and finance, including our financial and SEC reporting and internal controls. From October 2018 until January 2024, Ms. Haring-Layton served as our Vice President of Accounting & Finance. From 2010 until 2017, Ms. Haring-Layton served as Chief Financial Officer of e.Digital Corporation, a publicly traded IP licensing and development company. Earlier in her career, Ms. Haring-Layton held corporate accounting positions at public companies and provided consulting services for several biotechnology companies. She began her career with Deloitte, LLP. Ms. Haring-Layton has a Bachelor of Science in Business Administration (Accounting) from San Diego State University.

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Directors

Set forth below are the names, ages, board committee assignments, tenure, class, and certain biographical information of each of the members of our board of directors as of November 14, 2025. In accordance with our restated certificate of incorporation and by-laws, our board of directors is divided into three classes, with one class of directors standing for election each year, for a three-year term.

Name	Age	Committees	Director Since	Class**
Jessica D. Grossman, M.D.	53	Audit, Nominating & Corporate Governance	April 2018	I
Susan L. Kelley, M.D.	71	Nominating & Corporate Governance*	October 2014	I
Sabrina Martucci Johnson	59	None	July 2017	III
Gregory W. Matz, CPA	66	Audit*, Nominating & Corporate Governance	September 2018	II
William H. Rastetter, Ph.D.	77	Compensation*	January 2014***	II
Robin J. Steele, J.D., L.L.M.	69	Audit, Compensation	July 2017	II

*	Committee chairperson

**	The terms of our Class I, II and III directors ends at our annual meeting of our stockholders to be held in 2027, 2028 and 2026, respectively.

***	Dr. Rastetter has served as Chair of our Board since July 2019.

Ms. Johnson’s biographical information is included above in the section titled “Executive Officers.”

Jessica D. Grossman, M.D. Dr. Grossman currently serves as the Chief Executive Officer of IgGenix, a company developing first-in-class therapies for people limited by food allergies and other severe allergic conditions. From 2015 to 2020, Dr. Grossman served as Chief Executive Officer of Medicines360. Medicines360 is a global non-profit women’s health pharmaceutical company that developed the FDA-approved contraceptive IUD LILETTA® (52-mg levonorgestrel-releasing intrauterine system). From 2011 to 2014, Dr. Grossman served on the board of directors of Medicines360, and from 2014 to 2018 she served as Chair of AlliancePartners360, a wholly owned subsidiary of Medicines360 that serves the non-profit, public benefit mission of Medicines360 of expanding access to medicines for women regardless of their socioeconomic status, insurance coverage, or geographic location. From 2013 to 2014, Dr. Grossman served as President and Founding Chief Executive Officer of Sense4Baby, Inc. Dr. Grossman served as a Medical Director at Ethicon Endo-Surgery, part of the Johnson & Johnson family of companies, from 2010 to 2013. From 2008 to 2010, Dr. Grossman was the Founder and Chief Executive Officer of JG Limited LLC, a consulting company providing services to medical technology companies and non-profit organizations in the areas of clinical and commercial strategy. From 2005 to 2008, Dr. Grossman was Founder and President of Gynesonics, an early-stage medical device company focused on minimally invasive solutions for women’s health which developed the first intrauterine ultrasound-guided radiofrequency ablation device for fibroid tumors. Dr. Grossman holds numerous patents, has published several peer-reviewed articles and conducted research at the Beth Israel Deaconess Medical Center, one of the teaching hospitals of Harvard Medical School. Dr. Grossman received her M.D. from Thomas Jefferson University, Jefferson Medical College. Our Board believes that Dr. Grossman is qualified to serve on our Board due to her extensive experience in women’s health, her executive leadership experience with several life science companies, and her experience with product development and commercialization.

Susan L. Kelley, M.D. Dr. Kelley has been developing drugs in oncology and immunology for over 35 years. Dr. Kelley currently serves on the board of directors of A2 Biotherapeutics. From February 2021 until June 2025, she served on the board of directors of IDEAYA Biosciences, Inc., and from 2019 until its acquisition by Ono Pharmaceutical Co., Ltd. in June 2024, she served on the board of directors of Deciphera Pharmaceuticals, Inc. From 2011 until its acquisition by Merck & Co. in 2020, she served on the board of directors of ArQule, Inc., and from 2016 until its acquisition by Merck & Co. in 2019, she served on the board of directors of Immune Design Corp. She was a director at VBL Therapeutics, Ltd. from 2018 until 2020. From 2008 to 2011, Dr. Kelley served as Chief Medical Officer of the Multiple Myeloma Research Consortium and its sister organization, the Multiple Myeloma Research Foundation. Previously, Dr. Kelley held positions at Bayer Healthcare Pharmaceuticals and Bayer-Schering Pharma, including Vice President, Global Clinical Development and Therapeutic Area Head—Oncology, where she led the Bayer team responsible for the development and worldwide regulatory approval of Nexavar® (sorafenib). Prior to joining Bayer, Dr. Kelley worked at Bristol-Myers Squibb in Oncology and Immunology drug development ultimately serving as Executive Director, Oncology Clinical Research, at the Bristol-Myers Squibb Pharmaceutical Research Institute. Dr. Kelley was a Fellow in Medical Oncology and Clinical Fellow in Medicine at Dana-Farber Cancer Institute, Harvard Medical School, and a Fellow in Medical Oncology and Pharmacology at Yale University School of Medicine. Dr. Kelley also serves as an Entrepreneur-in-Residence at Yale University’s Yale Ventures. Dr. Kelley received her M.D. from Duke University School of Medicine. Our Board believes that Dr. Kelley is qualified to serve on our Board due to her experience in life sciences and clinical development and her experience as a director of life sciences companies.

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Gregory W. Matz, CPA. Mr. Matz currently serves on the board of One Stop Systems, Inc., a publicly-traded company focused on high-performance edge computing. Mr. Matz retired as the Senior Vice President and Chief Financial Officer for The Cooper Companies in November 2016. Additionally, he served as the company’s Chief Risk Officer. The Cooper Companies is a publicly traded, global medical device company that operates through two business units, CooperVision and CooperSurgical. He previously was the Vice President and Chief Financial Officer for CooperVision from May 2010 to December 2011. Prior to joining the company Mr. Matz held key management roles in finance and marketing at Agilent Technologies and Hewlett Packard. He began his career at KPMG and is a CPA with an active certification. Mr. Matz graduated from the University of San Francisco with a Bachelor of Science in Business and the University of Pennsylvania, The Wharton School’s Advanced Management Program. Mr. Matz is also a National Association of Corporate Directors (NACD) Board Leadership Fellow and has earned the NACD Directorship Certification credential. In addition, Mr. Matz achieved the NACD/Carnegie Mellon University CERT Certification in Cybersecurity Oversight. Our Board believes Mr. Matz’s experience as a chief financial officer and chief risk officer of a company within the women’s health industry and his corporate experience and skills in financial functions, including planning, reporting, and audit, in risk management, in managing internal growth and in capital markets and corporate strategy qualifies him to serve as a member of our Board and to fill the important role of “audit committee financial expert.”

William H. Rastetter, Ph.D. Dr. Rastetter has served as Chair of our Board since July 2019. He also currently serves as Chairman of the board of directors of Neurocrine Biosciences, Inc. and of Fate Therapeutics, Inc., as a member of the board of directors of Regulus Therapeutics, Inc., and of Iambic, Inc., a private company using AI to design and develop medicinal agents. Dr. Rastetter serves as an advisor to the venture capital firm, Illumina Ventures. Dr. Rastetter is co-founder and Chairman of the non-profit, San Diego Squared, that focuses on preparing students from underserved communities for careers in STEM. Dr. Rastetter co-founded Receptos, Inc., a biopharmaceutical company, where he previously held the roles of Acting Chief Executive Officer from 2009 to 2010, and Director and Chairman of the board of directors from 2009 to 2015. Dr. Rastetter served on the board of Illumina, Inc., a leading public genomic technology company, from 1998 until January 2016, and as Chairman from 2005 to 2016. Dr. Rastetter served as a founding director of Grail, Inc. (2016) and as its interim CEO and Chairman (2017-2018), and continued as a director until its acquisition by Illumina, Inc. in 2021. Dr. Rastetter was a Partner at the venture capital firm of Venrock Associates from 2006 to 2013. Prior to his tenure with Venrock, Dr. Rastetter was Executive Chairman of Biogen Idec Inc. and was previously Chairman and Chief Executive Officer of Idec Pharmaceuticals. Prior to Idec, he was Director of Corporate Ventures at Genentech, Inc. Dr. Rastetter held various faculty positions at the Massachusetts Institute of Technology and Harvard University and is an Alfred P. Sloan Fellow. Dr. Rastetter holds a S.B. from the Massachusetts Institute of Technology and received his M.A. and Ph.D. from Harvard University. Our Board believes that Dr. Rastetter is qualified to serve on our Board due to his extensive experience in the biotechnology industry, his broad leadership experience with several public and private biotechnology companies, and his experience with financial matters.

Robin J. Steele, J.D., LL.M. Ms. Steele has worked as an executive and board member in the life sciences industry for over 30 years. She also currently serves on the boards of directors of Nacuity Pharmaceuticals, Inc., Coagulant Therapeutics and Ancient Organics Bioscience, Inc. From 2021 to 2024, Ms. Steele served on the board of directors of Ocuterra Therapeutics, Inc. From 2004 to 2014, she served as Senior Vice President, General Counsel and Secretary of InterMune, Inc., a publicly-traded biopharmaceutical company. From 1998 to 2003, Ms. Steele served as Vice President of Legal Affairs for Elan Pharmaceuticals, a publicly traded pharmaceutical company. Ms. Steele received a B.A. from the University of Colorado, a J.D. from the University of California, Hastings College of the Law, and an LL.M. in Taxation from New York University School of Law. Ms. Steele earned the National Association of Corporate Directors (NACD) Directorship Certification credential in 2021. Our Board believes that Ms. Steele is qualified to serve on our Board due to her expertise in legal matters and corporate governance, her prior experience as general counsel of a public company and her involvement as a board member and advisor for a number of private life science companies.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information, as of December 11, 2025, regarding the beneficial ownership of our common stock for (1) each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding common stock, (2) each of our directors, (3) each of our named executive officers and (4) all of our current directors and executive officers as a group.

We have determined beneficial ownership in accordance with applicable SEC rules, and the information reflected in the table below is not necessarily indicative of beneficial ownership for any other purpose. Under applicable SEC rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days after the date set forth in the paragraph above through the exercise of any option, warrant or right or through the conversion of any convertible security. Unless otherwise indicated in the footnotes to the table below and subject to community property laws where applicable, we believe, based on the information furnished to us and on SEC filings, that each of the persons named in table below has sole voting and investment power with respect to the shares indicated as beneficially owned.

The information set forth in the table below is based on 14,289,502 shares of our common stock issued and outstanding on December 11, 2025. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants, rights or other convertible securities held by that person that are currently exercisable or will be exercisable within 60 days after such date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the address for each person listed in the table below is c/o Daré Bioscience, Inc., 3655 Nobel Drive, Suite 260, San Diego, California, 92122.

Name	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders
Law Custodial Inc.(1)	1,409,167	9.9%
Named Executive Officers and Directors
Sabrina Martucci Johnson(2)	334,144	2.3%
MarDee Haring-Layton(3)	69,715	*
Lisa Walters-Hoffert(4)	36,959	*
Jessica D. Grossman, M.D.(5)	19,832	*
Susan L. Kelley, M.D.(6)	20,438	*
Gregory W. Matz(7)	19,874	*
William H. Rastetter, Ph.D.(8)	21,296	*
Robin J. Steele(9)	40,530	*

All Directors and Executive Officers as a Group (7 persons)(10)	525,829	3.6%

*	Less than 1%

(1)	The address of Law Custodial Inc. is 6/F, Wings Building, 110-116 Queen’s Road Central, Central, Hong Kong. The number of shares beneficially owned is as of October 6, 2025 and is based on information set forth in a Schedule 13G filed by Law Custodial Inc. with the SEC on October 6, 2025.

(2)	Includes 253,971 shares of common stock issuable upon exercise of stock options. The outstanding shares are held by The Vincent S. Johnson and Sabrina M. Johnson Family Trust dated February 14, 2005. Ms. Johnson is the co-trustee of such trust and has shared investment and dispositive power over such shares.

(3)	Consists of shares of common stock issuable upon exercise of stock options.

(4)	Ms. Walters-Hoffert was our former Chief Financial Officer. She resigned from that position effective January 26, 2024. The shares are held by The Lisa Walters-Hoffert Survivor’s Trust dated October 31, 2002. Ms. Walters-Hoffert is the trustee of such trust and has sole investment and dispositive power over such shares.

(5)	Consists of shares of common stock issuable upon exercise of stock options.

(6)	Consists of shares of common stock issuable upon exercise of stock options.

(7)	Includes 19,832 shares of common stock issuable upon exercise of stock options. The outstanding shares are held by the Matz Trust Dated December 20, 1999. Mr. Matz is the co-trustee of such trust and has shared investment and dispositive power over such shares.

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(8)	Includes 20,164 shares of common stock issuable upon exercise of stock options. The outstanding shares are held by William and Marisa Rastetter Trustees of the Rastetter Family Trust U/A Dated 09/02/2010. Dr. Rastetter is the co-trustee of such trust and has shared investment and dispositive power over such shares.

(9)	Includes 20,015 shares of common stock issuable upon exercise of stock options. The outstanding shares are held by the Robin J. Steele Trust DTD 1/30/2015. Ms. Steele is the trustee of such trust and has sole investment and dispositive power over such shares.

(10)	Includes 424,240 shares of common stock issuable upon exercise of stock options. The members of this group are our two executive officers (Ms. Johnson and Ms. Haring-Layton) and our five non-employee directors (Drs. Grossman, Kelley, and Rastetter, Mr. Matz, and Ms. Steele).

LEGAL MATTERS

The validity of the securities offered by this offering circular will be passed upon for us by Sheppard, Mullin, Richter & Hampton, LLP, San Diego, California. Bevilacqua PLLC, Washington, DC is acting as counsel to the lead sales agent in this offering.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Haskell & White LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, as set forth in its report (which report includes an explanatory paragraph regarding the existence of substantial doubt about our ability to continue as a going concern), which is incorporated by reference in this offering circular and the information statement of which it forms a part. Our financial statements are incorporated by reference in reliance on Haskell & White LLP’s report, given on the authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

As permitted under Delaware law, we have entered into indemnification agreements with our officers and directors that provide that we will indemnify the directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by such director or officer in any action or proceeding arising out of their service as a director and/or officer. The term of the indemnification is for the officer’s or director’s lifetime. Our restated certificate of incorporation and our by-laws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We have also purchased a directors’ and officers’ liability insurance policy that insures our directors and officers against the cost of defense, settlement, or payment of a judgment under certain circumstances. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our director and officers, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this offering circular, which means we can disclose important information to you by referring you to documents that we previously submitted or filed on EDGAR. The information incorporated by reference, which includes important information about us and our financial condition, is deemed to be part of this offering circular, except for any information superseded by information in this offering circular or incorporated by reference subsequent to the date of this offering circular. This offering circular incorporates by reference the information from the documents set forth below that we previously filed with the SEC.

●	Item 1. Business, Item 1A. Risk Factors, Item 2. Properties, and Item 3. Legal Proceedings of Part I of our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 31, 2025 (“2024 10-K”);

●	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of Part II of our 2024 10-K, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations of Part I of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 filed with the SEC on May 13, 2025 (“1Q 10Q”), Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations of Part I of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025 filed with the SEC on August 14, 2025 (“2Q 10Q”), and Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations of Part I of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025 filed with the SEC on November 13, 2025 (“3Q 10Q”);

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●	Item 8. Financial Statements and Supplementary Data of Part II of our 2024 10-K and Item 1. Condensed Consolidated Financial Statements (Unaudited) of Part I of our 3Q 10-Q;

●	The section titled “Corporate Governance” beginning on page 10 of our definitive proxy statement filed with the SEC on April 24, 2025 (“2025 proxy statement”);

●	The section titled “Certain Relationships and Related Transaction” on page 20 of our 2025 proxy statement;

●	The sections titled “Executive Compensation,” “Pay Versus Performance,” and “Director Compensation” beginning on pages 21, 29 and 33 of our 2025 proxy statement;

●	The section titled “Equity Compensation Plan Information” on page 35 of our 2025 proxy statement; and

●	The section titled “Change in Independent Registered Public Accounting Firm” beginning on page 39 of our 2025 proxy statement.

Our 2024 10-K, 1Q 10Q, 2Q 10Q, 3Q 10Q and 2025 proxy statement can be accessed at https://ir.darebioscience.com/financial-information and on the SEC’s website at https://www.sec.gov. The information set forth on our website is not part of this offering circular. We have included our website address in this offering circular solely as an inactive textual reference. Similarly, the information on the SEC’s website is not part of this offering circular, and any references to the SEC’s website or any other website are inactive textual references only.

You may request a copy of any of the documents containing information incorporated by reference into this offering circular, at no cost, by writing or telephoning us at: Daré Bioscience, Inc., Attention: Corporate Secretary, 3655 Nobel Drive, Suite 260, CA 92122, (858) 926-7655.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This offering circular is part of an offering statement on Form 1-A that we filed with the SEC. In accordance with the SEC rules and regulations, this offering circular omits information contained in the offering statement. You should review the information in the offering statement and the schedules and/or exhibits thereto for further information about us and the securities being offered in this offering. Statements in this offering circular regarding any document we filed as an exhibit or schedule to the offering statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to such documents. You should review the document to evaluate these statements.

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, such as our company, that file documents electronically with the SEC. Our SEC filings are available to the public at the SEC’s website address at https://www.sec.gov. The information on the SEC’s website is not part of this offering circular, and any references to the SEC’s website or any other website are inactive textual references only.

We also maintain a website at https://ir.darebioscience.com/financial-information from which you can access our SEC filings. The information set forth on our website is not part of this offering circular. We have included our website address in this offering circular solely as an inactive textual reference.

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PART III – EXHIBITS

Exhibits not filed or furnished herewith are incorporated by reference to exhibits previously filed with the SEC, as reflected in the table below.

		Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File No.	Filing Date	Exhibit No.	Filed Herewith
UNDERWRITING AGREEMENT
1.1	Form of Selling Agency Agreement, between Daré Bioscience, Inc. and Digital Offering, LLC					X
CHARTER AND BYLAWS
2.1(a)	Restated Certificate of Incorporation, as amended to date	10-Q	001-36395	08/12/2024	3.1
2.1(b)	Certificate of Correction of the Certificate of Amendment of Restated Certificate of Incorporation dated June 21, 2024	8-K	001-36395	06/27/2024	3.2
2.2	Third Amended and Restated By-Laws (as amended through January 24, 2023)	10-Q	001-36395	5/14/2024	3.1
2.3	Form of Certificate of Designation of Series A Convertible Preferred Stock					X
INSTRUMENTS DEFINING RIGHTS OF SECURITY HOLDERS
3.1	Specimen stock certificate evidencing the shares of common stock	10-K	001-36395	03/28/2018	4.1
3.2	Warrant Agreement to purchase shares of common stock of the registrant with Aquilo Partners, L.P., entered into as of October 16, 2016.	10-K	001-36395	03/31/2022	4.2
3.3	Form of common stock purchase warrants issued on September 1, 2023	8-K	0001-36395	08/30/2023	4.1
3.4	Form of common stock purchase warrants issued on December 21, 2023	10-K	001-36395	03/28/2024	4.4
3.5	Description of securities of the registrant	10-K	001-36395	03/27/2020	4.6
3.6	Form of Investor Warrant					X
3.7	Form of Agent Unit Warrant					X
3.8	Form of Common Stock Purchase Warrant to be issued upon exercise of Agent Unit Warrant (included in Exhibit 3.7)					X
SUBSCRIPTION AGREEMENT
4.1	Form of Subscription Agreement					X
MATERIAL CONTRACTS
6.1(a)+	Exclusive License Agreement dated March 31, 2022 between Organon International GmbH and Dare Bioscience, Inc., effective as of June 30, 2022	10-Q	001-36395	05/12/2022	10.1
6.1(b)+	First Amendment to License Agreement by and between Organon International GmbH and Dare Bioscience, Inc. entered into as of July 4, 2023	10-Q	001-36395	11/09/2023	10.2
6.2+	Consent, Waiver and Stand-By License Agreement, dated March 30, 2022, by and among TriLogic Pharma, LLC, and MilanaPharm LLC, Dare Bioscience, Inc., and Organon International GmbH.	10-Q	001-36395	05/12/2022	10.2
6.3Δ	License and Collaboration Agreement dated February 11, 2018 between Daré Bioscience, Inc., Strategic Science and Technologies-D, LLC and Strategic Science Technologies, LLC	10-K/A	001-36395	04/30/2018	10.1
6.4Δ	License Agreement dated March 19, 2017, between Daré Bioscience Operations, Inc. and ADVA-Tec, Inc.	10-Q	001-36395	11/13/2017	10.1

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Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File No.	Filing Date	Exhibit No.	Filed Herewith

6.5Δ	Exclusive License Agreement made as April 24, 2018 by and between Catalent JNP, Inc. (fka Juniper Pharmaceuticals, Inc.), and Daré Bioscience, Inc.	10-Q	001-36395	8/13/2018	10.1
6.6(a)Δ	Amended and Restated Exclusive License Agreement for Atrophic Vaginitis Technology, effective as of July 14, 2006, dated August 15, 2007, by and between Fred Mermelstein, Ph.D., and Janet Chollet, M.D., and Pear Tree Women’s Health Care, Inc.	10-Q	001-36395	8/13/2018	10.5
6.6(b)Δ	Amendment No. 1 to the Amended and Restated Exclusive License Agreement, dated as of October 10, 2007, by and among Fred Mermelstein, Ph.D. and Janet Chollet, M.D., and Pear Tree Pharmaceuticals, Inc.	10-Q	001-36395	8/13/2018	10.6
6.6(c)Δ	Amendment No. 2 to the Amended and Restated Exclusive License Agreement, dated as of February 13, 2017, by and among Fred Mermelstein, Ph.D., and Janet Chollet, M.D., Pear Tree Pharmaceuticals, Inc. and Bernadette Klamerus	10-Q	001-36395	8/13/2018	10.7
6.6(d)+	Amendment No. 3 to the Amended and Restated Exclusive License Agreement, effective as of February 13, 2017, by and among Fred Mermelstein, Ph.D., and Janet Chollet, M.D., Pear Tree Pharmaceuticals, Inc. and Bernadette Klamerus	10-K	001-36395	3/30/2023	10.6(d)
6.6(e)Δ	Exclusive License Agreement, dated as of February 13, 2017, by and between GYN Holdings, Inc., a wholly-owned subsidiary of Pear Tree Pharmaceuticals, Inc. and Bernadette Klamerus	10-Q	001-36395	8/13/2018	10.8
6.6(f)Δ	Exclusive License Agreement, effective as of September 15, 2017, by and between Fred Mermelstein, Ph.D., Janet Chollet, M.D., Pear Tree Pharmaceuticals, Inc., and Stephen C. Rocamboli	10-Q	001-36395	8/13/2018	10.9
6.7(a)Δ	Assignment Agreement by and between Daré Bioscience, Inc. and Hammock Pharmaceuticals, Inc. effective as of December 5, 2018	10-K	001-36395	04/01/2019	10.10(a)

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Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File No.	Filing Date	Exhibit No.	Filed Herewith

6.7(b)Δ	First Amendment to the License Agreement effective as of December 5, 2018 by and among Daré Bioscience, Inc., TriLogic Pharma, LLC and MilanaPharm LLC	10-K	001-36395	04/01/2019	10.10(b)
6.7(c)	Amendment No. 1 to Assignment Agreement entered into as of December 4, 2019 between Daré Bioscience, Inc. and Hammock Pharmaceuticals, Inc.	10-K	001-36395	03/27/2020	10.10(c)
6.7(d)	Amendment No. 2 to the License Agreement entered into as of December 3, 2019 between Daré Bioscience, Inc., TriLogic Pharma, LLC and MilanaPharm LLC	10-K	001-36395	03/27/2020	10.10(d)
6.7(e)	Amendment to License Agreement effective as of September 21, 2021 by and among Daré Bioscience, Inc., TriLogic Pharma, LLC and MilanaPharm LLC	10-Q	001-36395	11/10/2021	10.1
6.8+	License Agreement dated as of January 10, 2020 between Bayer HealthCare LLC and Daré Bioscience, Inc.	10-K	001-36395	03/27/2020	10.16
6.9+	Cooperative Research and Development Agreement entered into as of July 8, 2021 between Daré Bioscience, Inc. and the Eunice Kennedy Shriver National Institutes of Child Health and Human Development Institute	10-Q	001-36395	11/10/2021	10.2
6.10+	License Agreement dated as of August 12, 2023 between Douglas Pharmaceuticals Limited and Daré Bioscience, Inc.	10-K	001-36395	03/31/2025	10.10
6.11+	Grant Agreement between Daré Bioscience, Inc. and the Bill & Melinda Gates Foundation effective as of June 30, 2021, as amended to date	10-Q	001-36395	11/13/2025	10.2
6.12+	Grant Agreement between Daré Bioscience, Inc. and the Bill & Melinda Gates Foundation effective as of November 11, 2024, as amended to date	10-Q	001-36395	11/13/2025	10.3

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Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File No.	Filing Date	Exhibit No.	Filed Herewith

6.13+	Subaward Agreement between the Consortium Management Firm, National Collegiate Inventors and Innovators Alliance, Inc. d/b/a/ VentureWell and Daré Bioscience, Inc., effective as of October 12, 2024	10-K	001-36395	03/31/2025	10.13
6.14	Royalty Interest Financing Agreement entered into as of December 21, 2023 between Dare Bioscience, Inc. and United in Endeavor, LLC	10-K	001-36395	03/28/2024	10.12
6.15	Purchase Agreement, dated October 21, 2024, by and between Daré Bioscience, Inc. and Lincoln Park Capital Fund, LLC	8-K	001-36395	10/21/2024	10.1
6.16	Registration Rights Agreement, dated October 21, 2024, by and between Daré Bioscience, Inc. and Lincoln Park Capital Fund, LLC	8-K	001-36395	10/21/2024	10.2
6.17+	Traditional Royalty Purchase Agreement between Daré Bioscience, Inc. and XOMA (US) LLC, dated as of April 29, 2024	10-Q	001-36395	08/12/2024	10.1
6.18+	Synthetic Royalty Purchase Agreement between Daré Bioscience, Inc. and XOMA (US) LLC, dated as of April 29, 2024	10-Q	001-36395	08/12/2024	10.2
6.19(a)*	Daré Bioscience, Inc. Amended and Restated 2014 Stock Incentive Plan	8-K	001-36395	7/12/2018	10.1
6.19(b)*	Form of Incentive Stock Option Agreement for grants under the Daré Bioscience, Inc. Amended and Restated 2014 Stock Incentive Plan	10-Q	001-36395	8/13/2018	10.3
6.19(c)*	Form of Nonstatutory Stock Option Agreement for grants under the Daré Bioscience, Inc. Amended and Restated 2014 Stock Incentive Plan	10-Q	001-36395	8/13/2018	10.4
6.20*	2014 Employee Stock Purchase Plan	S-1/A	333-194442	3/31/2014	10.26
6.21(a)*	Daré Bioscience, Inc. 2022 Stock Incentive Plan	10-Q	001-36395	8/12/2024	10.7
6.21(b)*	Amendment No. 1 to Daré Bioscience, Inc. 2022 Stock Incentive Plan	8-K	001-36395	7/9/2025	10.1
6.21(c)*	Form of Incentive Stock Option Agreement for Grants under the Daré Bioscience, Inc. 2022 Stock Incentive Plan	8-K	001-36395	6/24/2022	10.1(b)
6.21(d)*	Form of Nonstatutory Stock Option Agreement for Grants under the Daré Bioscience, Inc. 2022 Stock Incentive Plan	8-K	001-36395	6/24/2022	10.2(c)
6.22*	Daré Bioscience, Inc. Performance Bonus Plan, as amended	10-Q	001-36395	11/9/2023	10.3
6.23*	Form of indemnification agreement between the registrant and each of its executive officers and directors	S-1	333-194442	03/10/2014	10.16
6.24*	Amended and Restated Non-Employee Director Compensation Policy (as amended on April 2024)	10-Q	001-36395	8/12/2024	10.4
6.25(a)*	Employment Agreement by and between Daré Bioscience, Inc. and Sabrina Martucci Johnson dated as of August 15, 2017	8-K	001-36395	08/18/2017	10.1
6.25(b)*	Amendment No. 1 to Employment Agreement between Daré Bioscience, Inc. and Sabrina Martucci Johnson dated as of March 9, 2020	10-Q	001-36395	05/14/2020	10.13(b)
6.25(c)*	Amendment No. 2 to Employment Agreement between Daré Bioscience, Inc. and Sabrina Martucci Johnson, dated as of May 20, 2024	10-Q	001-36395	08/12/2024	10.5
6.26(a)*	Employment Agreement by and between Daré Bioscience, Inc. and Lisa Walters-Hoffert dated as of August 15, 2017	8-K	001-36395	08/18/2017	10.2
6.26(b)*	Amendment No. 1 to Employment Agreement between Daré Bioscience, Inc. and Lisa Walters-Hoffert dated as of March 9, 2020	10-Q	001-36395	05/14/2020	10.14(b)
6.27*	Daré Bioscience, Inc. Change in Control Policy (as amended on April 29, 2024)	10-Q	333-251599	08/12/2024	10.6

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Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File No.	Filing Date	Exhibit No.	Filed Herewith

PLAN OF ACQUISITION, REORGANIZATION, ARRANGEMENT, LIQUIDATION, OR SUCCESSION
7.1§Δ	Agreement and Plan of Merger, dated as of April 30, 2018, by and among Daré Bioscience, Inc., Daré Merger Sub, Inc., Pear Tree Pharmaceuticals, Inc., and Fred Mermelstein and Stephen C. Rocamboli, as Holders’ Representatives	10-Q	001-36395	8/13/2018	10.10
7.2+	Agreement and Plan of Merger, dated November 10, 2019, Dare Bioscience, Inc., MC Merger Sub, Inc., Microchips Biotech, Inc., and Shareholder Representative Services LLC, as the stockholders’ representative	8-K	001-36395	11/12/2019	2.1
ESCROW AGREEMENTS
8.1	Form of Escrow Agreement among Daré Bioscience, Inc., Digital Offering, LLC, and Wilmington Trust, N.A.					X
LETTER RE CHANGE IN CERTIFYING ACCOUNTANT
9.1	Letter from Mayer Hoffman McCann P.C. dated August 10, 2023	8-K	001-36395	8/10/2023	16.1
POWER OF ATTORNEY
10.1	Power of Attorney (included in the signature page of this Offering Statement)	1-A	024-12688	11/25/2025	10.1
CONSENTS
11.1	Consent of Haskell & White LLP					X
11.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 12.1)					X
OPINION RE LEGALITY
12.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP					X

+	Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(b)(10). The omitted information is not material and would likely cause competitive harm to the Company if publicly disclosed.
Δ	Confidential treatment has been requested or granted to certain confidential information contained in this exhibit.
*	Management contract or compensatory plan or arrangement
§	All schedules (or similar attachments) have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish copies of any schedules to the Securities and Exchange Commission upon request.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on December 29, 2025.

Daré Bioscience, Inc.

By:	/s/ Sabrina Martucci Johnson
Sabrina Martucci Johnson
Chief Executive Officer and President

This offering statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Sabrina Martucci Johnson	Chief Executive Officer, President, Secretary,	December 29, 2025
Sabrina Martucci Johnson	and Director

/s/ MarDee Haring-Layton	Chief Accounting Officer	December 29, 2025
MarDee Haring-Layton

*	Director	December 29, 2025
Jessica D. Grossman, M.D.

*	Director	December 29, 2025
Susan L. Kelley, M.D.

*	Director	December 29, 2025
Gregory W. Matz, CPA

*	Director	December 29, 2025
William H. Rastetter, Ph.D.

*	Director	December 29, 2025
Robin J. Steele, J.D., L.L.M.

* By:	/s/ Sabrina Martucci Johnson
Sabrina Martucci Johnson
Attorney-in-fact

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